UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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F5 Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on March 15, 2018

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year 2017 will be held on March 15, 2018 at 11:00 a.m. Pacific Time at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect ten (10) directors nominated by the Board of Directors of the Company to hold office until the annual meeting of shareholders for fiscal year 2018;

2. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

3. to conduct an advisory vote to approve the compensation of our named executive officers;

4. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 8, 2018 are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

SCOT F. ROGERS Secretary

Seattle, Washington

January 26, 2018

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and are a registered shareholder, or have obtained a “Legal Proxy” from your broker, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

Important Notice Regarding the Availability of Proxy Materials for

the Company’s Annual Meeting of Shareholders on March 15, 2018.

The F5 Networks, Inc. Proxy Statement and 2017 Annual Report to Shareholders are available online at

www.proxyvote.com and www.f5.com/about-us/investor-relations.

Please do not return the enclosed paper ballot if you are

voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 14, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 14, 2018. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated since a majority of the shares of Common Stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Please note that brokers may not vote your shares on the election of directors or on the advisory vote on compensation in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

F5 NETWORKS, INC.

401 Elliott Avenue West

Seattle, Washington 98119

PROXY STATEMENT

FISCAL YEAR 2017 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on March 15, 2018, at 11:00 a.m., Pacific Time, at the Company offices located at 351 Elliott Ave. West, Seattle, Washington 98119 and at any adjournments thereof (the “Annual Meeting”). As used herein, “we,” “us,” “our,” “F5” or the “Company” refers to F5 Networks, Inc., a Washington corporation. These materials are being mailed to shareholders on or about January 26, 2018. The Company’s principal executive offices are located at 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and Date — March 15, 2018 at 11:00 a.m. PT

Place — F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119

Record Date — Shareholders as of January 8, 2018 are entitled to vote

Meeting Agenda

•	Election of ten (10) directors listed in this Proxy Statement and on the proxy card

•	Ratification of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for fiscal year 2018

•	Advisory vote on executive compensation

•	Transact other business that may properly come before the meeting

Voting Matters and Vote Recommendation

Proposal	Board Vote Recommendation	Page References for More Detail
Proposal 1. To elect ten (10) directors nominated by the Board to hold office until the annual meeting of shareholders for fiscal year 2018	FOR (each nominee)	page 47
Proposal 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018	FOR	page 48
Proposal 3. To conduct an advisory vote to approve the compensation of our named executive officers	FOR	page 49

Board & Governance Highlights

Independent Board Chair	Majority Voting for All Directors

8 of 10 Board Members (including nominees) are Independent	Annual Board Self-Assessment Process

Declassified Board — all Directors elected annually beginning at the annual meeting for fiscal year 2015	Independent Directors Meet Without Management Present

Share Ownership Guidelines for Executives & Directors	Prohibition on Hedging, Pledging and Short Sale of Company Stock

Performance Highlights

•	Record annual revenue $2.1 billion, up 4.8% over fiscal year 2016.

•	Record cash flows from operations of $740 million.

•	Record GAAP net income of $420.8 million.

•	$600 million returned to shareholders through stock buybacks.

Awards and Company Recognition

•	F5 was named a ‘Leader’ in Gartner’s Magic Quadrant for Web Application Firewalls.

•	For the second year in a row, F5 was named among America’s Most JUST Companies. This Forbes survey celebrating companies with company values that include transparency, worker pay and benefits, supply chain impact, community wellbeing, leadership, ethics, environmental impact and others.

•	CRN 2017 Security 100 included F5 among the top application security vendors.

•	Women of the Channel: F5 had five of its female channel leaders recognized in the honors program from CRN Magazine / The Channel Company celebrating women whose channel expertise and vision deserve recognition.

Compensation Policies and Practices Linked to Shareholder Value Creation and Mitigation of Risk

•	We emphasize pay for performance and correlate executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.

•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved.

•	No excise tax gross-ups — the Company does not provide “golden parachute” excise tax gross-ups upon a change in control of the Company.

•	The Company offers its executive officers only modest perquisites that are supported by a business interest and are consistent with broad-based benefit plans available to other employees.

•	Independent compensation consultant — the Committee retains an independent compensation consulting firm which provides no other services to the Company other than services for the Committee.

•	Stock Ownership Guidelines — the Board and Company executives are subject to stock ownership requirements that encourage alignment with the interests of shareholders.

•	Clawback policy — incentive compensation for all of the NEOs may be subject to recoupment in the event the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement.

•	No hedging or pledging of stock — executive officers are prohibited from entering into hedging or pledging transactions or trading in puts, calls or other derivatives of the Company’s Common Stock or otherwise engaging in short sales of Common Stock of the Company.

•	No re-pricing of options — under the terms of the F5 Networks, Inc. 2014 Incentive Plan, the re-pricing of underwater options is prohibited absent shareholder approval.

•	Double-trigger change of control agreements — the Company’s change of control agreements with its executives contain a “double trigger” feature.

•	Annual Advisory Vote on Executive Compensation.

Director Nominees

The following table provides summary information about each director nominee. Each director is a continuing director and all directors are elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Other Public Boards	Audit	Compensation	Nominating & Governance

A. Gary Ames	73	7/2004	Retired President and Chief Executive Officer, MediaOne International				M	C

Sandra E. Bergeron	59	1/2013	Board Member, Sophos Group PLC		X		C	M

Deborah L. Bevier	66	7/2006	Principal, DL Bevier Consulting LLC			M	M

Jonathan C. Chadwick	51	8/2011	Board Member, Cognizant and Board Member, ServiceNow. Former Executive Vice President and Chief Financial Officer/Chief Operating Officer, VMware		X	C, F

Michael L. Dreyer	54	10/2012	Chief Operations Officer, Silicon Valley Bank		X	M	M

Alan J. Higginson	70	5/1996	Chairman of the Board, F5 Networks, Inc.; Former Chairman, Hubspan, Inc.				M	M

Peter S. Klein	55	3/2015	Board Member, Apptio Inc. Retired Chief Financial Officer, Microsoft		X	M, F

François Locoh-Donou	46	4/2017	President and Chief Executive Officer, F5 Networks, Inc.

John McAdam	66	7/2000	Board Member at Tableau Software, Apptio and Nutanix. Former President and Chief Executive Officer, F5 Networks, Inc.		X

Stephen M. Smith	61	1/2013	Chief Executive Officer and President, Equinix, Inc.		X		M	M

C = Chair

M = Member

F = Financial Expert

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving these materials?

You are receiving these materials because you are a shareholder of the Company as of the close of business on January 8, 2018 (the “Record Date”) and are entitled to receive notice of the Annual Meeting and to vote on matters that will be presented at the meeting. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, John McAdam and Stephen M. Smith as directors to hold office until the annual meeting of shareholders for fiscal year 2018;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Will there be any other items of business on the agenda?

The Company is not aware, as of the date of this Proxy Statement, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

Only holders of our common stock, no par value (the “Common Stock”), at the close of business on the Record Date may vote at the Annual Meeting. We refer to the holders of Common Stock as “shareholders” throughout this proxy statement. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date.

What constitutes a quorum, and why is a quorum required?

We need a quorum of shares of Common Stock eligible to vote to conduct business at our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 61,844,264 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, meaning that 30,922,133 shares of Common Stock must be represented in person or by proxy to have a quorum. Abstentions and broker non-votes (as described below) will also count towards the quorum requirement. Your shares will be counted toward the number needed for a quorum if you: (i) submit a valid proxy card or voting instruction form, (ii) give proper instructions over the telephone or on the Internet, or (iii) in the case of a shareholder of record, attend the Annual Meeting in person.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer, our transfer agent.

•

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other nominee. If you do not provide your broker or nominee with instructions on how to vote your shares or a legal proxy, your broker or nominee will be able to vote your shares with respect to some, but not all, of the proposals. Please see “What will happen if I do not vote my shares?” and “What if I do submit my proxy but do not specify how my shares are to be voted?” for additional information.

How do I vote?

Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your shares:

•	Voting by Mail. You may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than March 14, 2018 to be voted at the Annual Meeting. If you vote by telephone or on the Internet, please do not return your proxy card unless you wish to change your vote.

•	Voting by Telephone. You may vote by telephone by using the toll-free number listed on your proxy card.

•	Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

•	Voting in Person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners. You may vote by the method explained on the proxy card or the information you receive from the broker, nominee or other record holder. If a beneficial shareholder would like to attend the shareholders’ meeting and cast a vote in person, they may do so by requesting a legal proxy from their bank or broker. Instructions for obtaining the legal proxy are on the Vote Instruction Form or Notice of Internet Availability.

Can I revoke or change my vote after I submit my proxy?

Yes. You may revoke or change your vote after submitting your proxy by one of the following procedures:

•	Delivering a proxy revocation or another proxy bearing a later date to the Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting;

•	If you have voted by internet or telephone and still have your control number, you may change your vote via internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting;

•	Shareholders of Record by attending the Annual Meeting and voting in person;

•	Beneficial Owners by obtaining a “legal proxy” from your broker or other nominee, attending the Annual Meeting and voting in person.

Please note that attendance alone at the Annual Meeting will not revoke a proxy; you must actually vote in person at the meeting.

What will happen if I do not vote my shares?

•	Shareholders of Record. If you are the shareholder of record of your shares and you do not vote by mail, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

•	Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable stock exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters, which include Proposals 1 and 3. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What if I do submit my proxy but do not specify how my shares are to be voted?

If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of A. Gary Ames, Sandra E. Bergeron, Deborah L Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, John McAdam and Stephen M. Smith as directors to hold office until the annual meeting of shareholders for fiscal year 2018;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

What is the effect of an abstention or a “broker non-vote”?

Brokers or other nominees who hold shares of Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. If you abstain from voting on a proposal, or if a broker or nominee indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Furthermore, any abstention or broker non-vote will have no effect on the proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

What is the vote required for each proposal?

Proposal	Vote Required*	Broker Discretionary Voting Allowed
Proposal 1 — Election of ten (10) directors to hold office until the annual meeting of shareholders for fiscal year 2018 and until his or her successor is elected and qualified	Majority of Votes Cast	No
Proposal 2 — Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018	Majority of Votes Cast	Yes
Proposal 3 — Advisory vote to approve executive compensation	Majority of Votes Cast	No

*	Under Washington law and the Company’s Third Amended and Restated Articles of Incorporation (the “Articles”) and Fifth Amended and Restated Bylaws (the “Bylaws”), if a quorum exists at the meeting, a nominee for director in an uncontested election will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. If a director nominee who is an incumbent does not receive the requisite votes, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director; (ii) 90 days after the date on which an inspector determines the voting results as to that director; or (iii) the date of the director’s resignation. With respect to Proposals 2 and 3, a majority of votes cast means that the number of votes cast “FOR” the matter exceeds the number of votes cast “AGAINST” the respective matter.

With respect to Proposal 1, you may vote FOR the nominee, AGAINST the nominee, or you may vote ABSTAIN as to the nominee. The nominee will be elected if he receives more FOR votes than AGAINST votes. Proxies may not be voted for more than ten (10) directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN as to each proposal.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is making this proxy solicitation and paying for the costs of this proxy solicitation?

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,750 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

How can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance — Governance Documents —View All SEC Filings” section.

CORPORATE GOVERNANCE

Committees of the Board

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Audit Committee. As described more fully in the Audit Committee charter, the functions of the Audit Committee include selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm; reviewing and approving the planned scope, proposed fee arrangements and results of the annual audit; approving any proposed non-audit services to be provided by the independent registered public accounting firm; overseeing the adequacy of accounting and financial controls; reviewing the independence of the independent registered public accounting firm; and overseeing the Company’s financial reporting process on behalf of the Board of Directors. The current Audit Committee members are Messrs. Chadwick (chairman), Dreyer and Klein and Ms. Bevier. The Board of Directors has determined that Messrs. Chadwick and Klein are “audit committee financial experts” as defined in Item 407 of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year 2017 was, an independent director as defined by the Nasdaq Listing Rules (as independence is currently defined in Rule 5605(a)(2)).

Compensation Committee. The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Compensation Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, incentive compensation levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to Company officers to perform certain of its duties on its behalf. The Compensation Committee members are Ms. Bergeron (chair) and Ms. Bevier and Messrs. Ames, Dreyer, Higginson and Smith. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal year 2017 was, an independent director as defined by the Nasdaq Listing Rules. In fiscal year 2017, the Compensation Committee retained an outside independent compensation consultant, Mercer, to advise the Compensation Committee on executive compensation issues. Mercer provided the Compensation Committee peer and survey group cash and equity compensation data, including 50th and 75th percentile base salary, total cash, long-term incentive and total direct compensation data. For additional information about the Compensation Committee and the information provided by Mercer to the Compensation Committee, see the description of the Compensation Committee’s activities in the “Executive Compensation — Compensation Discussion and Analysis” section. The Compensation Committee has determined that the work of Mercer has not raised any conflict of interest as defined in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are to identify new potential Board members, recommend Board nominees, evaluate the Board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating Committee members are Messrs. Ames (chairman), Higginson and Smith, and Ms. Bergeron. Each current member of the Nominating Committee is, and each member of this committee during fiscal year 2017 was, an independent director as defined by the Nasdaq Listing Rules.

Board Leadership

The Company currently separates the roles of Chief Executive Officer and Chairman of the Board. Mr. Locoh-Donou, the President and Chief Executive Officer, is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company. Mr. Higginson, the Chairman of the Board, sets the agenda for and presides at Board meetings, and coordinates the Board’s communications with Mr. Locoh-Donou and the Company’s senior management team. The Board believes this current structure balances the needs for the President and Chief Executive Officer to run the Company on a day-to-day basis with the benefit provided to the Company by Mr. Higginson’s perspective as an independent member of the Board.

Risk Oversight

Assessing and managing risk is the responsibility of the Company’s senior management team. The Board of Directors oversees certain aspects of the Company’s risk management efforts, and reviews and consults at each of the regular quarterly Board meetings with the Company’s senior management team and the Company’s Vice President of Internal Audit on strategic and operational opportunities, challenges and risks faced by the Company. In fiscal year 2010, the Company implemented an enterprise risk management program. The Company retained Ernst & Young to assist the Company in performing an enterprise risk assessment to identify key strategic, operating, legal and compliance, and financial risks, evaluate the significance of those risks, formulate a risk profile which identified relevant risk levels and management control efforts, and develop action plans to address these key risks. The Company’s senior management team regularly reviews and evaluates these key risks and the effectiveness of the Company’s risk management programs, and reported back to the Audit Committee and the full Board of Directors on a regular basis during fiscal year 2017. In addition, the Audit Committee oversees the Company’s financial risk exposures, financial reporting, and internal controls. The Compensation Committee oversees the Company’s executive compensation programs, monitors the administration of the Company’s various equity compensation plans, and conducts compensation-related risk assessments. The Nominating Committee oversees risk related to the Company’s overall corporate governance profile and ratings; board and committee composition and structure; and director independence. Each Committee presents regular reports to the full Board of Directors. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during some or all of fiscal year 2017: Mses. Bergeron (chair) and Bevier and Messrs. Ames, Dreyer, Higginson, and Smith. None of these persons has at any time been an officer or employee of the Company. During fiscal year 2017, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers that served as a member of the Company’s Board of Directors or Compensation Committee.

Related Person Transactions Policy and Procedures

As set forth in the written charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction with the Company in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Executive Vice President and General Counsel of any such transaction that arises during the year, and the Company’s Chief Financial Officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Listing Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedures for Approving Related-Person Transactions” is available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Certain Relationships and Related Person Transactions

The Company’s Articles limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles of Incorporation and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Meetings of the Board of Directors and Standing Committees; Attendance at Annual Meeting

The Company’s Board of Directors met or acted by unanimous written consent 11 times during fiscal year 2017. The Audit Committee met 13 times and the Compensation Committee met or acted by unanimous written consent 12 times. During fiscal year 2017, the Nominating and Corporate Governance Committee met 8 times. The outside directors met 3 times during fiscal 2017, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board of Directors meetings during fiscal year 2017. Each member of the Board of Directors who served on one or more of the Standing Committees attended at least 75% of the total number of meetings of the Standing Committees on which the director served during fiscal year 2017. All directors are also expected to be present at the Company’s annual meetings of shareholders. All directors attended the Company’s annual meeting of shareholders for fiscal year 2017 except Messrs. Chadwick and Smith.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics for Senior Financial Officers that applies to certain of our senior officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics for Senior Financial Officers is posted under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Corporate Secretary. We also have a separate Code of Conduct that applies to all of the Company’s employees, which may also be found under the “About F5 — Investor Relations — Corporate Governance” section of our website.

BOARD OF DIRECTORS

The Board of Directors of the Company currently consists of ten (10) directors. The Board of Directors has nominated the following ten (10) directors for election to the Board of Directors at the Annual Meeting:

Name	Director Since
A. Gary Ames	7/2004
Sandra E. Bergeron	1/2013
Deborah L. Bevier	7/2006
Jonathan C. Chadwick	8/2011
Michael L. Dreyer	10/2012
Alan J. Higginson	5/1996
Peter S. Klein	3/2015
François Locoh-Donou	4/2017
John McAdam	7/2000
Stephen M. Smith	1/2013

All directors or their respective successors will stand for election on an annual basis. The nominees have consented to serve as directors of the Company if elected. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Company may designate.

Director Independence

The Nasdaq Listing Rules require that a majority of the Company’s directors be “independent,” as defined by Nasdaq Listing Rule 5605(a)(2) and determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.” After a review of any relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that the following directors and nominees are independent: A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein and Stephen M. Smith. Because they are the Company’s current and former President and Chief Executive Officer, Messrs. Locoh-Donou and McAdam, respectively, are not considered independent.

Stock Ownership Guidelines for Directors

In October 2010, the Board of Directors adopted stock ownership guidelines for the Company’s directors and executive officers. Directors are required to own shares of Common Stock equal in value to five times the directors’ annual cash retainer. Directors are required to achieve this ownership level within three years of joining the Board. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises, shares obtained through grants of Restricted Stock Units (“RSUs”), and shares beneficially owned in a trust, by a spouse and/or minor children. Shares owned by directors are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Nominees and Continuing Directors

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

François Locoh-Donou, age 46, has served as our President, Chief Executive Officer and a director since April 2017. Prior to joining us, Mr. Locoh-Donou served as Chief Operating Officer at Ciena, a network strategy and technology company, from November 2015 to January 2017 and as Senior Vice President, Global Products Group, from August 2011 until November 2015. Mr. Locoh-Donou serves on the advisory board of Jhpiego, a non-profit global health affiliate of Johns Hopkins University. He is also the co-founder and Chairman of Cajou Espoir, a cashew-processing facility that employs several hundred people in rural Togo, 80 percent of whom are women. Mr. Locoh-Donou holds an engineering degree from École Centrale de Marseille and a Masters in Sciences from Télécom ParisTech in France and a M.B.A. from the Stanford Graduate School of Business.

Mr. Locoh-Donou has led the Company since April 2017. Mr. Locoh-Donou brings nearly two decades of enterprise technology experience building a wide range of products, teams and operations around the world. He has held numerous successive leadership positions prior to joining the Company including Vice President and General Manager, EMEA; Vice President, International Sales; and Vice President, Marking. Prior to joining Ciena, he held research and development roles for a French opto-electronics company. He brings multidisciplinary and multinational experience, ranging from product development to operations to sales. He is the sole member of management on the Board of Directors and serves a critical role in the communication between the Board of Directors and the Company’s senior management team.

Alan J. Higginson, age 70, has served as Board of Directors chair since April 2004 (with the exception of the period of July 1, 2015 to December 13, 2015 when he served as our Lead Independent Director), and as one of our directors since May 1996. Mr. Higginson served as Chairman of Hubspan, Inc., an e-business infrastructure provider, from September 2009 to March 2012. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson also serves as a director of Pivot3, Inc., a privately-held company that develops and markets shared storage and virtual server appliances. Mr. Higginson also served as a director of adeptCloud Inc., a privately-held company that provides cloud-based collaboration services and Clarity Health Services, a privately-held company that provides web-based health care coordination services. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from Santa Clara University.

Mr. Higginson has over 30 years of experience as a senior executive in a wide range of both public and private software and other technology companies. His experience includes leading worldwide sales organizations and the management of international joint ventures and distribution channels. He has also been active in a number of software and technology industry associations, and as an advisor to early-stage technology companies. Mr. Higginson joined our Board of Directors shortly after the Company was founded. His deep understanding of the Company’s historical and current business strategies, objectives and technologies provides an important and insightful perspective for our Board of Directors.

A. Gary Ames, age 73, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of US West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as a director of MMGL Corporation (formally known as Schnitzer Investment Corp.), a privately-held investment firm with interests in commercial, industrial and multi-family properties, real estate development projects, ocean shipping, and other industries. Mr. Ames served as a director of Tektronix, Inc., a publicly-traded supplier of test, measurement, and monitoring products, from 1993 to 2008; SuperValu, Inc., a publicly-traded food and drug retailer, from 2006 to 2010 and iPass, Inc., a publicly-traded enterprise mobility company, from 2002 to 2010. Mr. Ames holds a B.A. in Finance from Portland State University.

Mr. Ames has extensive experience as a senior executive and chief executive officer in the telecommunications industry in the United States, South America, Europe and Asia. He provides to the Board of Directors valuable insight into large telecommunications enterprises, which are an important customer base for the Company. For over twenty years, Mr. Ames has served on a number of other boards, as chairman of compensation and governance committees, and as a member of public company audit committees. Mr. Ames brings to the Board of Directors expertise and insight as a former chief executive officer, broad experience as director at a wide range of companies and international business experience.

Sandra E. Bergeron, age 59, has served as one of our directors since January 2013. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Qualys, Inc., a publicly-traded provider of cloud security and compliance solutions and Sophos Group PLC, a London Stock Exchange publicly-traded provider of IT security and data protection products. Previously, she served as chairman of TraceSecurity, a privately-held provider of cloud-based security solutions and IT governance, risk and compliance management solutions and as a director of TriCipher, a privately-held secure access management company acquired by VMware in August 2010. She also served on the board of ArcSight, Inc., a publicly-traded security and compliance management company acquired by Hewlett-Packard Company in September 2010. Ms. Bergeron holds a B.A. in Business Administration from Georgia State University and a M.B.A. from Xavier University.

Ms. Bergeron has extensive experience in network and data security and related public policy issues. She has a national reputation as an expert on computer security matters. In addition, she has extensive experience as a director of public and private technology companies, and as an executive managing product development and sales teams in the computer and internet security industries.

Deborah L. Bevier, age 66, has served as one of our directors since July 2006. Ms. Bevier has been the principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp, including chairman and Chief Executive Officer of Key Bank of Washington. Ms. Bevier served on the board of directors of Outerwall, Inc. (formerly Coinstar, Inc.), a publicly-traded multi-national provider of services to retailers from 2002 to 2014. She served on the board of directors of Fisher Communications, Inc., a publicly-traded media and communications company, from 2003 to 2010, and Puget Sound Bank, a commercial bank, from 2006 to 2008. Ms. Bevier holds a B.S. in Economics from SUNY New Paltz and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

Ms. Bevier has extensive experience with both public and private companies in a wide range of areas including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the consumer services, communications, and media industries enables her to bring a valuable perspective to our Board of Directors. In addition to Ms. Bevier’s broad background, her extensive strategic, corporate governance, and compensation expertise makes her well qualified to serve on our Board of Directors.

Jonathan C. Chadwick, age 51, has served as one of our directors since August 2011. Mr. Chadwick is currently on the boards of Cognizant Corporation and ServiceNow, and he is a director and advisor to a number of private companies. Between November 2012 and April 2016, Mr. Chadwick was Executive Vice President and Chief Financial Officer/Chief Operating Officer at VMware. Prior to joining VMware, Mr. Chadwick served as the Chief Financial Officer of Skype and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011. Mr. Chadwick joined Skype from McAfee where he was Executive Vice President and Chief Financial Officer from June 2010 until February 2011. From 1997 to 2010, he held various finance roles at Cisco Systems, including Senior Vice President, Chief Financial Officer — Global Customer Markets, Senior Vice President, Corporate Controller and Principal Accounting Officer, and Vice President, Corporate Finance & Planning. He also worked for Coopers & Lybrand in various roles in the US and UK. Mr. Chadwick is a Chartered Accountant in England and holds an honors degree in electrical and electronic engineering from the University of Bath, UK.

Mr. Chadwick has extensive experience as a finance executive in the computer networking and security software industries. In addition, his background in high growth enterprises and significant corporate transactions brings an important and valuable perspective to our Board of Directors. As a chief financial officer of a major multi-national enterprise, his expertise in accounting and financial controls qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

Michael L. Dreyer, age 54, has served as one of our directors since October 2012. Mr. Dreyer is currently the Chief Operating Officer for Silicon Valley Bank, a high-tech commercial bank, and prior to that Mr. Dreyer served as Chief Operation Officer at Monitise, a technology leader in mobile banking. Prior to joining Monitise, he was the Chief Information Officer at Visa Inc. from July, 2005 to March, 2014 where he was responsible for the company’s systems and technology platforms. Before joining Visa Inc., he was Chief Information Officer of Inovant, where he oversaw the development and management of Visa’s global systems technology. Previously, Mr. Dreyer held executive positions at VISA USA as Senior Vice President of processing and emerging products, and Senior Vice President of commercial solutions. He has also held senior positions at American Express, Prime Financial, Inc., Federal Deposit Insurance Corporation, Downey Savings, Bank of America, and the Fairmont Hotel Management Company. Mr. Dreyer serves as a director of Finisar Corporation, a publicly-held company that supplies optical solutions for the communications industry. Mr. Dreyer received an M.B.A. and a B.A. in psychology from Washington State University.

Mr. Dreyer has extensive experience as an information technology executive. He brings to our Board of Directors valuable insights regarding data center operations and the role of our technology in the data center, as well as an understanding of data traffic management technologies, data security, and other networking technology trends. Mr. Dreyer’s information technology and data management expertise combined with his background as a senior executive in the financial industry make him well qualified to serve on our Board of Directors.

Peter S. Klein, age 55, has served as one of our directors since March 2015. Mr. Klein has almost 25 years of experience as a senior finance executive. He served as Chief Financial Officer of WME, a global leader in sports and entertainment marketing, from January 2014 until June 2014. Prior to that, he served as Chief Financial Officer of Microsoft Corporation from November 2009 until May 2013. Mr. Klein spent over 11 years at Microsoft, including roles as Chief Financial Officer of the Server and Tools and Microsoft Business Divisions. From 1990 until 2002 Mr. Klein held senior finance roles with McCaw Cellular Communications, Orca Bay Capital, Asta Networks and Homegrocer.com. Mr. Klein holds a B.A. from Yale University and an M.B.A from the University of Washington. He currently serves on the board of directors of Apptio Inc., a publicly-traded software company.

Mr. Klein’s extensive experience as a finance executive in a variety of technology companies, including experience as the Chief Financial Officer of the world’s largest software company, and experience managing the finance function for significant enterprises with diverse operating models brings an important and valuable perspective to our Board of Directors. His experience as a public company chief financial officer qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

John McAdam, age 66, has served as a director since July 2000 and served as the Company’s President and Chief Executive Officer from July 2000 until his retirement in April 2017 (with the exception of the period of July 1, 2015 to December 13, 2015 when he served as our non-executive Board Chairman). Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam serves as a director of Tableau Software, a publicly-held company that provides business intelligence software, Apptio, a publicly-held company that provides technology business management and Nutanix, a publicly-held provider of converged infrastructure solutions. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Mr. McAdam led the Company for over 17 years. During his tenue with the Company, annual revenues grew from $108.6 million in fiscal year 2000 to $2.1 billion in fiscal year 2017. He was the driving force behind the Company’s execution and growth which resulted in the Company’s history of strong operating results and significant growth in shareholder value. Mr. McAdam brings to the Board of Directors a comprehensive knowledge of and valuable insight into the Company’s technology, strategy, competitive opportunities, operations, financial position, and relationships within the industry analyst and investment communities.

Stephen M. Smith, age 61, has served as one of our directors since January 2013. Mr. Smith is currently Chief Executive Officer and President, and a member of the board of directors of Equinix, Inc., a provider of global data center services. Prior to joining Equinix in April 2007, Mr. Smith served as Senior Vice President at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies Inc., a communications solutions provider. Mr. Smith also held various management and sales positions during his 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, including Chief Sales Officer, President of EDS Asia-Pacific, and President of EDS Western Region. Mr. Smith serves as a director of NetApp, a publicly-held company that provides software, systems and services to manage data. Mr. Smith previously served on the board of directors of Volterra Semiconductor Corporation, a publicly-traded company and as a director of the privately-held company Actian during the past five years. Mr. Smith graduated from the U.S. Military Academy at West Point and holds a B.S. in Engineering.

The combination of Mr. Smith’s experience as chief executive officer and director of a public company, and his executive leadership and management experience at technology services and critical infrastructure companies make him well-qualified to serve on our Board of Directors. He brings to our Board of Directors a deep understanding of competitive technologies and of the role and value of our technology in data centers.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

Director Nomination

Criteria for Nomination to the Board of Directors. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Listing Rules, that members of the Company’s Audit Committee meet the financial literacy requirements under the Nasdaq Listing Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

In evaluating director candidates, regardless of the source of the nomination, the Nominating Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.

Shareholder Proposals for Nominees. The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such shareholders(s); (c) appropriate biographical information and a statement as to the qualification of the nominee and (d) any information required by the Bylaws of the Company. Such nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year 2018” below.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board of Directors is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Serious candidates meet with all members of the Board and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The nominees to the Board of Directors described in this Proxy Statement were approved unanimously by the Company’s directors.

The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Communications with Directors

Shareholders who wish to communicate with our directors may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, these communications will be forwarded by the Corporate Secretary to a Board member, Board committee or the full Board of Directors as appropriate.

Compensation of Directors

Prior to each annual meeting of shareholders, the Compensation Committee reviews and recommends to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2017.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2017

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Total ($)
A. Gary Ames	$97,500	$250,142	$347,642
Sandra E. Bergeron	$97,500	$250,142	$347,642
Deborah L. Bevier	$92,500	$250,142	$342,642
Jonathan C. Chadwick	$100,000	$250,142	$350,142
Michael L. Dreyer	$92,500	$250,142	$342,642
Alan J. Higginson	$185,000	$250,142	$435,142
Peter S. Klein	$80,000	$250,142	$330,142
John McAdam	(2)	(2)	(2)
Stephen M. Smith	$85,000	$250,142	$335,142

(1)	François Locoh-Donou, the Company’s President and Chief Executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.
(2)	Director compensation paid to John McAdam is reflected in the Summary of Compensation Table and covers his service on the Board of Directors between April 3, 2017 to September 30, 2017.
(3)	Represents the aggregate annual retainers, Board of Directors chair retainer, committee chair retainers and member committee fees. Non-employee directors of the Company are currently paid $60,000 annually for their services as members of the Board of Directors. During fiscal year 2017 Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees were paid an additional $20,000, $12,500 and $12,500, respectively, annually. The Chairman of the Board of Directors receives an additional $100,000 paid annually. In addition, the members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including the Committee chairs) are paid annual payments of $20,000, $12,500 and $12,500 respectively. Directors receive cash fees in quarterly installments. The Directors served the full fiscal year as a member of the committees as designated in the Director Nominee table above in the Proxy Summary. The following table provides a breakdown of fees earned or paid in cash:

Name	Annual Retainers ($)	Board and Committee Chair Fees ($)	Member Committee Fees ($)	Total ($)
A. Gary Ames	$60,000	$12,500	$25,000	$97,500
Sandra E. Bergeron	$60,000	$12,500	$25,000	$97,500
Deborah L. Bevier	$60,000	$0	$32,500	$92,500
Jonathan C. Chadwick	$60,000	$20,000	$20,000	$100,000
Michael L. Dreyer	$60,000	$0	$32,500	$92,500
Alan J. Higginson	$60,000	$100,000	$25,000	$185,000
Peter S. Klein	$60,000	$0	$20,000	$80,000
John McAdam	(2)	(2)	(2)	(2)
Stephen M. Smith	$60,000	$0	$25,000	$85,000

(4)	This column represents the aggregate grant date fair value of RSUs granted to directors in the applicable year computed in accordance with ASC Topic 718 and determined as of the grant date. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2017. On March 9, 2017, the Board of Directors approved the recommendations of the Compensation Committee that each non-employee director, except for Mr. McAdam, receive a grant on March 9, 2017 of RSUs representing the right to receive 1,740 shares of Common Stock under the 2014 Plan (with a grant date fair value of $250,142 in accordance with ASC Topic 718), which will fully vest on March 14, 2018 if the non-employee director continues to serve as a director on that date. As of September 30, 2017, except for Mr. McAdam, these 1,740 RSUs awarded to each non-employee director were the only RSUs held by each such director, and they were not yet vested. See the Outstanding Equity Awards at September 30, 2017 table for the RSUs held by Mr. McAdam.

Compensation Risk Assessment

The Compensation Committee and Company management have reviewed the Company’s compensation plans and programs and have concluded that none of these plans or programs is reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Compensation Committee reviewed the key elements of each of the Company’s compensation programs and the means by which any potential risks are mitigated, including through various elements in the Company’s enterprise risk management program. In addition, in fiscal year 2017, the Company engaged Radford to conduct a thorough review of its employee compensation programs for employees below the executive officer level and to evaluate compensation components, design and to benchmark against the industry. The Company’s compensation programs include a mix of base salary, cash incentive compensation, and long-term equity compensation. The incentive compensation and performance-based annual equity awards programs for the executive officers include both revenue and EBITDA targets intended to ensure that the executive officers appropriately manage operating risks, avoid excessive risk-taking, and maintain the Company’s gross margin and operating margin targets while growing its revenue base.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2017.

Members of the Compensation Committee:

Sandra Bergeron, Chair A. Gary Ames Deborah L. Bevier Michael L. Dreyer Alan J. Higginson Stephen M. Smith

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information about the fiscal year 2017 compensation program for our fiscal year 2017 named executive officers (“NEOs”) who are as follows:

●	John McAdam, President and Chief Executive Officer (Mr. McAdam served as our President and CEO (and principal executive officer) from October 1, 2016 to April 3, 2017, when he retired as President and CEO but remained on the Board as a director)

●	François Locoh-Donou, President and Chief Executive Officer (Mr. Locoh-Donou was appointed President and Chief Executive Officer beginning April 3, 2017)

●	Andrew Reinland, Executive Vice President and Chief Financial Officer (and our principal financial officer)

●	John DiLullo, Executive Vice President of Worldwide Sales

●	Edward J. Eames, Executive Vice President of Business Operations

●	Scot F. Rogers, Executive Vice President and General Counsel

Chief Executive Officer Transition

Mr. McAdam’s CEO Compensation for Fiscal Year 2017

On July 20, 2016, the Company announced that it had formed a CEO Search Committee (CSC) to identify and recruit Mr. McAdam’s replacement as President and CEO of the Company. Accordingly, in making a recommendation to the Board of Directors for Mr. McAdam’s compensation for fiscal year 2017, the Compensation Committee of the Board of Directors (the “Committee”) considered factors relative to his upcoming retirement and the importance of his contributions during a transition to a new President and CEO, his 17 year successful tenure as President and CEO of the Company as well as market data and analysis provided by its independent compensation consultant - Mercer. In determining its recommendation, the Committee considered factors including:

•	Market data compiled by Mercer on compensation paid to other CEOs on both an interim and permanent basis;

•	Mr. McAdam’s prior compensation with the Company as President and CEO;

•	The value and stability Mr. McAdam brings to the role given his understanding of the Company and its business from his long-tenured role as President and CEO; and

•	The comparable percentage increases in base salary for the other NEOs in fiscal year 2017.

After evaluating these factors, the Committee recommended a compensation package for Mr. McAdam to the full Board for approval, which consists of the following components for fiscal year 2017:

•	An annual base salary rate of $965,000, which represents an approximate increase of 6% over his fiscal year 2016 annual base salary rate which is consistent with the other executives;

•	A performance bonus consisting of 130% of his base salary, which is the same as his fiscal year 2016 bonus percentage; and

•	An award of RSUs with such award to be for the number of shares of Company Common Stock determined by dividing $4,000,000 by the fair market value of a share of the Common Stock on the close of trading on November 1, 2016. The grant is to vest quarterly over a one-year period from November 1, 2016 provided that such grant would accelerate and vest in full upon Mr. McAdam’s retirement from the Company.

After considering the recommendations of the Compensation Committee and its independent consultant, the Board approved the fiscal year 2017 compensation arrangement for Mr. McAdam.

Mr. Locoh-Donou’s Compensation as CEO for Fiscal Year 2017

On January 30, 2017, following an extensive search by the CSC, the Company announced the Board of Directors had selected Mr. Locoh-Donou as the successor to Mr. McAdam as the Company’s President and CEO commencing on April 3, 2017. In evaluating Mr. Locoh-Donou’s on-hire compensation for Fiscal Year 2017, the Committee conducted an evaluation of an appropriate compensation arrangement for Mr. Locoh-Donou as CEO for recommendation to the Board of Directors. The Committee considered the following factors including:

●	Market data compiled by Mercer on compensation paid to other CEOs;

●	Mr. McAdam’s prior compensation with the Company as President and CEO;

●	Mr. Locoh-Donou’s recent appointment to the role of CEO;

●	The value of equity and other compensation Mr. Locoh-Donou would be foregoing under his then-current compensation arrangement with his prior employer;

●	Costs and other considerations related to Mr. Locoh-Donou’s willingness to relocate to Seattle; and

●	Competitive market factors for CEO recruitment as analyzed by Mercer.

After evaluating these factors, the Committee recommended a compensation package for Mr. Locoh-Donou to the full Board for approval, which consists of the following components for fiscal year 2017:

Cash Compensation — The first component was an annual base salary of $750,000. The Committee and the independent members of the Board agreed that it was appropriate to set his target base salary, bonus and total direct compensation slightly below the 50th percentile for the peer group as Mr. Locoh-Donou was a new CEO and it was appropriate that his cash compensation be at a lower level than Mr. McAdam’s compensation as a long-tenured, successful CEO. Also, consistent with the Company’s philosophy that the principal executive officer’s compensation be more heavily weighted toward performance-based compensation, the Board set his target bonus at 130% of his annual base salary at target, for a total annual cash compensation target of $1,725,000, which also falls below the 50th percentile for the Company’s proxy peer group but remained competitive for CEO recruitment.

In addition to the foregoing salary and bonus, the Company paid Mr. Locoh-Donou a one-time sign-on bonus of $800,000 to induce him to accept the position of President and CEO and a one-time $400,000 relocation bonus to cover his costs of relocation.

Equity Compensation — The second component of Mr. Locoh-Donou’s compensation as a principal executive officer was a grant of RSUs with a total grant date value of $12,260,000 as outlined below:

●	RSUs equaling $5,760,000 in value at the time of the grant as an award to make Mr. Locoh-Donou whole for the approximate value of outstanding awards at his prior employer. Subject to Mr. Locoh-Donou’s continued employment with the company, the RSUs will vest over a three-year period from the date of the grant with 33 1/3% vesting one year from the grant date, and the remaining RSUs vesting in equal quarterly increments over the following two-year period.

●	RSUs equaling $1,000,000 in value at the time of the grant as a one-time inducement award to incent Mr. Locoh-Donou to assume the role of President and CEO of the Company. Subject to Mr. Locoh-Donou’s continued employment with the company, the RSUs will vest over a four-year period from the date of grant with 25% vesting one year from the grant date and the remaining RSUs vesting in equal quarterly increments over the following three-year period.

●	RSUs equaling $5,500,000 in value at the time of the grant as compensation relative to Mr. Locoh-Donou’s performance of services as President and CEO of the Company vesting quarterly over a four-year period. Half (50%) of the awards will be performance-based awards subject to the achievement of performance targets set by the Committee.

The Company’s Strong 2017 Performance

•	Record annual revenue of $2.1 billion, up 4.8% over fiscal year 2016.

•	Record cash flows from operations of $740 million.

•	Record GAAP net income of $420.8 million.

•	$600 million returned to shareholders through stock buybacks.

•	F5 was named a ‘Leader’ in Gartner’s Magic Quadrant for Web Application Firewalls.

•	For the second year in a row, F5 was named among America’s Most JUST Companies. This Forbes survey celebrating companies with company values that include transparency, worker pay and benefits, supply chain impact, community wellbeing, leadership, ethics, environmental impact and others.

•	CRN 2017 Security 100 included F5 among the top application security vendors.

•	Women of the Channel: F5 had five of its female channel leaders recognized in the honors program from CRN Magazine / The Channel Company celebrating women whose channel expertise and vision deserve recognition.

Compensation Policies and Practices Linked to Shareholder Value Creation and Mitigation of Risk

•	We emphasize pay for performance and correlate executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.

•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved.

•	No excise tax gross-ups — the Company does not provide “golden parachute” excise tax gross-ups upon a change in control of the Company.

•	The Company offers its executive officers only modest perquisites that are supported by a business interest and are consistent with broad-based benefit plans available to other employees.

•	Independent compensation consultant — the Committee retains an independent compensation consulting firm which provides no other services to the Company other than services for the Committee.

•	Stock Ownership Guidelines — the Board and Company executives are subject to stock ownership requirements that encourage alignment with the interests of shareholders.

•	Clawback policy — incentive compensation for all of the NEOs may be subject to recoupment in the event the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement.

•	No hedging or pledging of stock — executive officers are prohibited from entering into hedging or pledging transactions or trading in puts, calls or other derivatives of the Company’s Common Stock or otherwise engaging in short sales of Common Stock of the Company.

•	No re-pricing of options — under the terms of the F5 Networks, Inc. 2014 Incentive Plan, the re-pricing of underwater options is prohibited absent shareholder approval.

•	Double-trigger change of control agreements — the Company’s change of control agreements with its executives contain a “double trigger” feature.

•	Annual Advisory Vote on Executive Compensation.

Results of 2017 Shareholder Advisory Vote on Executive Compensation

In evaluating the Company’s executive compensation program for fiscal year 2017, the Committee considered the shareholder annual advisory vote on executive compensation for fiscal year 2016 which was approved by over 88% of the votes cast, which was slightly above the approval rate for fiscal year 2015. The Committee believes this vote reflects a level of approval of the executive compensation program. The Committee carefully considers feedback from shareholders regarding the Company’s executive compensation, including the results of the shareholders’ annual advisory vote on executive compensation. The Company also meets regularly with shareholders and analysts. The Committee desires to continue to improve upon the executive compensation program to further improve the approval rates of the shareholder advisory vote and in an effort to continue to align the program with shareholder feedback the Committee made certain changes to the fiscal year 2018 executive compensation program as more thoroughly described below in the section entitled “Updates to the Compensation Program for Fiscal Year 2018.”

Shareholders are invited to express their views to the Committee, including as described above under the heading “Communications with Directors.”

Executive Compensation Program Objectives

The objectives of our executive compensation program are to align executive compensation with the Company’s business objectives, performance and the creation of shareholder value, and to enable the Company to attract, retain and reward key executive officers who contribute to its long-term success. We believe the total direct compensation our NEOs received in fiscal year 2017, as set forth in the Summary Compensation Table on page 34 is consistent with and reflects these objectives.

Fiscal Year 2017 Corporate Performance

The Company’s total annual revenue in fiscal year 2017, $2.1 billion, was the highest ever and an increase of 4.8% over fiscal year 2016. Cash flow from operating activities was $740 million and GAAP net income was $420.8 million, both the highest in the Company’s history. We maintained very strong GAAP gross margins and operating margins throughout fiscal year 2017. GAAP gross margin and GAAP operating margin were 83.1% and 27.0% respectively for fiscal year 2017. The Company continued to maintain a very strong balance sheet, ending the fiscal year with cash and investments totaling approximately $1.3 billion.

The following is a chart reflecting the Company’s growth in revenue, cash flow and net income.

Below is a chart showing the Company’s cumulative total return over the past five years compared to its peer group and the Nasdaq Composite, Nasdaq Computer Index and S&P 500. Rackspace Hostings, Inc., one of the peer group companies, stopped trading in November 2016 and therefore this chart is prepared using data up to their last trading day through November 14, 2016.

Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2017 Index Data: Copyright Standard and Poor’s, Inc. and Copyright NASDAQ OMX, Inc. Used with permission. All rights reserved.

While share price volatility has affected the Company’s one, three and five-year returns relative to other years, the Company continued to strive to deliver shareholder value by returning $600 million to its shareholders through stock buybacks in fiscal year 2017.

Compensation Philosophy

We design the compensation programs for our executive officers to link compensation to improvements in the Company’s financial performance and the creation of shareholder value. We achieve this objective through a compensation program that:

•	provides a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	links incentive compensation to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establishes incentives that relate to the Company’s quarterly, annual and long-term business strategies and objectives.

The Committee believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance, and the Company’s performance achievements. Regarding the Company’s incentive compensation and performance-based equity awards programs, the Compensation Committee continues to believe that revenue and EBITDA are the most appropriate measurements for these programs as the Company’s ability to deliver consistent and strong financial performance is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth balanced by the EBITDA targets ensures that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets. Based on feedback from shareholders, the Company believes these targets appropriately reflect and address the long-term interests of our shareholders and promote the Company’s business strategies and objectives. The targets approved each fiscal year are set at a level that the Committee believes will require solid execution by the executive team, and, if achieved, will contribute to growing shareholder value.

Updates to the Compensation Program for Fiscal Year 2018

While the Compensation Committee believes that revenue and EBITDA targets continue to reflect metrics that drive the creation of shareholder value over time, the Committee also evaluates market conditions for executive compensation, shareholder feedback and the inputs of various proxy advisory services. In response to these various inputs, the Committee made changes to the long-term incentive program for fiscal year 2018 by adopting performance metrics for performance-based RSUs granted in fiscal year 2018 that are consistent with its executive compensation philosophy. But, the Committee continues to differentiate long-term incentive metrics from the short-term cash incentive program. More specifically, the Committee adopted a new set of metrics that are differentiated from the quarterly revenue and EBITDA measures, including (1) annualized total Company revenue to continue the executive focus on revenue growth while incentivizing a longer-term view of that growth; (2) year-over-year growth in Company stand-alone software revenues to recognize and reward the Company’s shift to a more software focus; and (3) a relative total shareholder return component benchmarked against the S&P 500 to continue to align the compensation of the NEOs with shareholder return. In accordance with these longer term metrics, the Compensation Committee changed the vesting period for the fiscal year 2018 performance based RSUs to a four year annual vesting schedule.

Elements of Our Fiscal Year 2017 Compensation Program

To assess the competitive market pay levels for the Company’s NEOs, the Committee asked its independent compensation consultant, Mercer, to review and update its peer group to ensure it consisted of organizations that are comparable to the Company in terms of complexity of operations and size; to review each of the executive positions to positions in the peer group as well as positions in a survey prepared for the Company by Radford; and to gather and analyze compensation data from the peer group proxies and published survey sources as well as providing an analysis of realized pay trends for the Company’s executive officers. The Committee reviewed this data and the recommendations of Mercer and evaluated these inputs in the context of its compensation philosophy and historical pay practices. Based on this review, the Committee established the fiscal year 2017 compensation program for the NEOs.

The three primary components of our fiscal year 2017 executive compensation program are: (i) base salary (“Salary”), (ii) incentive compensation in the form of cash bonuses (“Bonus”), and (iii) long-term incentive compensation comprised of equity compensation that is both performance-based and time-based (“LTI”).

Other NEO Compensation	CEO Compensation

CEO compensation consists of Mr. Locoh-Donou’s CEO base salary and bonus annualized while his LTI is measured as of the grant date fair market value. “Other NEO Compensation” is an average of the NEOs other than the CEO. Please refer to the footnotes accompanying the “Summary Compensation Table for Fiscal Year 2017” below for information on computation of the values.

Factors Considered — Market Analysis

The Compensation Committee conducts an annual review of the executive compensation program and uses peer and survey group data to help set proper compensation levels. The Compensation Committee has retained an outside independent compensation consultant, Mercer, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. Mercer worked directly for and with the Compensation Committee and performs no other consulting or other services for the Company. The Compensation Committee instructed Mercer to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the peer group companies developed by Mercer and approved by the Compensation Committee.

For fiscal year 2017, in light of the Company’s continued growth and evolution, the Compensation Committee directed Mercer to again review the peer group of companies used historically by the Compensation Committee to identify a group which aligns with the Company in the talent marketplace. Mercer reviewed the fiscal year 2016 peer group for continued appropriateness for talent market and executive compensation market analysis. Mercer also updated the peer group to reflect current financials, M&A activity, de-listings, or other business issues. Mercer continued to focus on companies engaged in similar lines of business and with similar scale revenues. Mercer also evaluated peers-of-peers and proxy advisor Institutional Shareholder Services (ISS) peer company selections in providing companies for consideration.

In reviewing the peer group, the Committee focused on companies that the Company competes with in the marketplace and for talent, as well as other factors identified by Mercer above. In addition, the Company’s continued growth, expanding business model and security focus led the Committee to conclude that a broad range of peer companies was appropriate and included a mix of larger companies and smaller companies. Company size both in terms of revenue and market capitalization were factors that were considered, but in choosing the Peer Group Companies, the Committee believed that other factors such as similar industry and operational focus, comparable business models, growth rates, competition for executive talent and availability and quality of pay data were most relevant in evaluating the Peer Group Companies.

Mercer received input from the Compensation Committee, other members of the Company’s Board of Directors and management in recommending that the Compensation Committee include a slightly modified set of peers for fiscal year 2017 given the criteria identified above. As a result, Mercer recommended removing Equinix Inc. and QLogic. Mercer recommended removing Equinix from the peer group as its operational structure is different from that of the Company since it restructured as a REIT. QLogic was removed as it was acquired by Cavium in June of 2016. Based on the criteria identified above, Mercer recommended adding Rackspace Hostings, Check Point Software Technologies, and ServiceNow as new peer companies to the group as replacements. As the Company continues to focus on the market for security products and software as well as a shift to more subscription and software-as-a-service models, the Committee deemed it appropriate to add these two companies which share similar markets and operational models and compete with the Company for talent. In addition, these companies fall within the appropriate range of revenues and market capitalization for the peer group. Accordingly, the Committee chose to use the following list of peer companies for purposes of analyzing the Company’s executive compensation program:

Akamai Technologies, Inc.	FireEye, Inc.	Palo Alto Networks, Inc.
Brocade Communications Systems, Inc.	Fortinet, Inc.	Rackspace Holdings
CA Technologies	Viavi Solutions	Red Hat, Inc.
Citrix Systems, Inc.	Juniper Networks, Inc.	Symantec Corporation
Check Point Software Technologies Ltd.	NetApp, Inc.	ServiceNow, Inc.
VeriSign, Inc.

As of the date of the market analysis conducted by Mercer, the Company was positioned within the Peer Group Companies at the 45th percentile in revenues, 33rd percentile in market capitalization and 45th percentile in market capitalization to revenues. For fiscal year 2017, Mercer also reviewed with the Compensation Committee compensation data published in the Radford Executive Survey for companies in the

Software/Network sector with revenues from $1 billion to $5 billion and the IPAS High Technology Survey for companies with revenues from $500 million to $3 billion. This data was used by the Company primarily as a competitive reference for positions below the executive officer level.

Base Salary

Base salary is the guaranteed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels that reflect their specific job responsibilities, experience, qualifications, job performance and potential contributions; market data from two salary surveys covering technology companies in comparable areas (“Survey Companies”); and compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by an outside independent compensation consultant (See “Factors Considered — Market Analysis”). Base salaries are reviewed and generally adjusted annually and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. The base salaries of the NEOs, other than Mr. McAdam, are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the Survey Companies and Peer Group Companies.

Incentive Compensation

The Compensation Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in the Incentive Compensation Plan for Executive Officers (“Incentive Plan”). The Incentive Plan is a cash incentive bonus plan, with each NEO assigned a target bonus amount expressed as a percentage of such NEO’s base salary, ranging in fiscal year 2017 from 60% to 130%.

The Compensation Committee, and in the case of the NEOs other than the President and CEO in consultation with our President and CEO, determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s financial performance and compensation data from the Survey Companies and Peer Group Companies provided by the independent compensation consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers other than Mr. McAdam is generally set at or near the 50th percentile range of total direct cash compensation for comparable executive officers at the Peer Group Companies. If earned, the cash incentive bonus is paid quarterly.

For fiscal year 2017, 70% of the cash incentive bonus was based on the Company achieving target revenue for the quarter, and 30% was based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter. Since fiscal year 2015, the formula has been more heavily weighted towards revenue growth based on the Company’s belief that growth is a key driver of shareholder return. Each target is determined by the Compensation Committee. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more.

For example, if 90% of the revenue goal and 85% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 88.5%. If 90% of the revenue goal and 105% of the EBITDA are achieved, the EBITDA goal is capped at 100% and the quarterly cash incentive bonus is paid out at 93%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 106% since both goals were achieved at 100% or more. The Compensation Committee used the same performance formula, revenue and EBITDA targets for the performance-based equity awards issued to the NEOs, including the performance-based equity awards approved in fiscal year 2017.

	Weight	Performance Formula Examples
% of Revenue Target Achieved	70%	90	90	100	70	70
% of EBITDA Target Achieved	30%	85	105	120	90	75

Total % Achieved		88.5	93.0	106.0	27.0	0

As noted in the section above on “Compensation Philosophy,” the Compensation Committee believes this performance formula has contributed to the Company’s consistent and strong financial performance and is of crucial importance in maintaining and growing shareholder value and furthering the shared interests of the

Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team. Also, the performance-based incentive and equity compensation is paid out on a linear basis above 80% of the targeted goal and the executive officers’ total direct compensation will be reduced significantly if the Company has poor operating results. Since the performance formula does not include any multipliers or other accelerators and the results of both targets must equal or exceed 100% for the total performance-based compensation to be paid out at 100% or more, the performance formula limits to a reasonable and foreseeable level the amount of total performance-based compensation paid in the case of strong operating results exceeding the targets.

Clawback Policy

In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Board of Directors adopted a Clawback Policy for oversight and enforcement by the Compensation Committee. This clawback policy generally provides that in the event of a restatement of the Company’s financial results (other than due to a change in applicable accounting rules or interpretations) the result of which is that any performance-based compensation paid to a Company executive officer during the three years preceding the restatement would have been lower had it been calculated based on such restated results, the Compensation Committee will review the compensation. If the Compensation Committee determines that the amount of compensation actually paid or awarded to an executive officer (the “Awarded Compensation”) would have been lower had it been calculated based on the restated financial statement (the “Adjusted Compensation”), and that the executive officer engaged in intentional or unlawful misconduct that materially contributed to the need for the restatement, then the Compensation Committee may seek to recover for the benefit of the Company the excess of the Awarded Compensation over the Adjusted Compensation. The policy provides that the Compensation Committee will not seek recovery if it determines recovery would be unreasonable or contrary to the interests of the Company.

Fiscal Year 2017 Base Salaries and Incentive Compensation Awards

Consistent with the Company’s compensation philosophy and its intent to target total direct cash compensation for the executive officers other than Mr. McAdam at or near the 50th percentile of the Peer Group Companies, the Committee increased the base salaries for fiscal year 2017 for each of the NEOs by 4% — 10%. Also. consistent with the Committee’s compensation philosophy that a significant portion of the NEOs’ compensation should be incentive-based the Committee approved the following target bonus percentages for each of the NEOs.

	Base Salary Annual Rate	Incentive Plan % of Base Salary
	2017	2016	2017
François Locoh-Donou	$750,000	n/a	130%
John McAdam	$965,000	130%	130%
Andrew Reinland	$477,000	90%	90%
Edward J. Eames	$489,000	100%	100%
John DiLullo	$468,000	100%	100%
Scot F. Rogers	$442,000	60%	60%

For fiscal year 2017, the quarterly revenue targets were $517.0 million, $524.0 million, $541.0 million and $572.0 million and the quarterly EBITDA targets were $152.5 million, $150.8 million, $162.0 million and $183.1 million. The Company achieved 99.8%, 98.9%, 95.7% and 94.1% of the quarterly revenue targets and 99.2%, 100.0%, 94.7% and 96.1% of the quarterly EBITDA targets. The NEOs earned 99.6%, 99.2%, 95.4% and 94.7% of their target cash incentive bonuses for the four quarters of fiscal year 2017, respectively. Overall in fiscal year 2017, the Company achieved 97.1% of the annual revenue target and 97.5% of the annual EBITDA target and the executive officers earned 97.2% of their total target cash incentive bonus.

The Compensation Committee believes that the cash incentive bonuses paid to the executive officers for performance in fiscal year 2017 were merited due to the Company’s strong operating results summarized above, which were achieved in the environment of a corporate leadership transition and a rapidly evolving market throughout fiscal year 2017.

Equity Compensation

The Compensation Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Committee periodically approves grants of equity compensation in the form of RSUs under the Company’s equity incentive plan. The amounts of these grants are based on the relative position and responsibilities of each NEO, previous and expected contributions of each officer to the Company’s success, equity compensation data from Survey Companies and Peer Group Companies provided by the independent compensation consultant, previous grants to each officer, and recruitment and retention considerations.

The value of equity compensation grants to each of the NEOs is generally set between the 50th and 75th percentile range of the value of the most recent long-term incentive compensation grants to comparable executive officers in the Survey Companies and Peer Group Companies. The grant date fair value of equity incentive awards for accounting purposes as reported in the Grants of Plan-Based Awards in Fiscal 2017 Table is based on the closing price of the Common Stock on the applicable accounting grant date, which, in the case of the later tranches of the performance-based equity awards, is later than the date the Compensation Committee determines the number of shares underlying the annual awards to executives. Therefore, the Table includes the cumulative value of a portion of performance-based equity awards issued in fiscal years 2014, 2015 and 2016 as reflected in footnotes (5) and (12) to the Table.

The Board of Directors has approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards” which provides, as amended that the Compensation Committee or the Board of Directors, as applicable, will approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on November 1 (or, if such day is not a business day, on the following business day). A copy of this Policy may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website.

Equity awards to newly-hired employees and service providers (other than non-employee directors) are approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). These new-hire grants generally vest over a four-year period, with 25% vesting on the first anniversary of the award and the balance vesting in equal quarterly increments over the following three years. The Compensation Committee or the Board of Directors, as applicable, may approve equity awards outside of the new-hire grant date to select individuals in the event of extraordinary circumstances.

The vesting of 50% of the annual equity award to the executive officers in fiscal year 2017 is subject to the Company achieving specified performance targets over the four-year period following the awards. The Compensation Committee sets these targets on an annual basis. The Compensation Committee reviews and evaluates revenue and expense projections proposed by management and considers industry, competitive and economic trends in setting these targets. These performance-based awards are subject to adjustment or recovery by the Company as provided by law. For the performance-based equity awards issued to the NEOs, including the performance-based equity awards approved in fiscal 2017, the Compensation Committee used the performance formula, revenue and EBITDA targets established for the Incentive Plan. For fiscal year 2017, the NEOs earned 97.2% of the target performance-based equity awards. Footnote (6) of the Grants of Plan-Based Awards Table in Fiscal Year 2017 includes additional information regarding the performance-based equity compensation program in fiscal year 2017.

The Compensation Committee continues to believe that revenue growth is an important measure for the performance-based equity awards as the Company’s ability to consistently grow revenue is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth is balanced by the EBITDA targets intended to ensure that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets while growing its revenue base. As set forth above, total annual revenue of $2.1 billion in fiscal year 2017 was the highest ever, an increase of 4.8% over fiscal year 2016, and 97.1% of the annual revenue target set by the Compensation Committee. The Company achieved this record revenue while delivering strong quarterly GAAP gross margins and operating margins, and achieving 97.5% of the annual EBITDA target.

The Compensation Committee believes that using the same performance formula and targets for the Incentive Plan and the performance-based equity awards is an important and fundamental element in the Company’s executive compensation program, and has contributed to the Company’s operational and financial success and the corresponding increase in shareholder value. The performance formula and targets represent key metrics by which the Company is evaluated, and provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for the Company’s shareholders without excessive risk-taking, as evidenced by the Company’s consistent revenue growth and strong GAAP gross margins and operating margins. Use of the same performance formula and targets provide the Company’s shareholders a more direct means of evaluating executive compensation and Company performance, promote a balanced focus on both quarterly and annual targets, and is administratively efficient for the Company in that performance-based equity awards, if any, will be calculated and issued on a quarterly basis. Equity awards not earned for any quarter are forfeited and, except as provided by law or Company policy, issued awards will not be subject to future adjustments or recovery. Generally, a NEO must be employed by the Company or its affiliates on each vesting date to receive the shares of Common Stock issuable on the vesting date.

Fiscal Year 2017 Equity Awards

For the fiscal year 2017 annual equity awards (“2017 Equity Award”), the Compensation Committee approved the following awards to the NEOs as set forth below.

	2017 Equity Awards	Target Value
Andrew Reinland	19,711	$2,700,000
Edward J. Eames	19,711	$2,700,000
John DiLullo	19,711	$2,700,000
Scot F. Rogers	16,061	$2,200,000

The grants and vesting of the equity awards to Messrs. McAdam and Locoh-Donou are described in the section above entitled Chief Executive Officer Transition. In the case of Messrs. Reinland, Eames, DiLullo and Rogers, 50% of the awards vest in equal quarterly increments over four years and 50% of the awards are performance-based and vest in equal quarterly increments over four years.

Retention Awards

In addition to the long-term incentive awards of performance-based RSUs associated with the Company’s equity compensation plan for NEOs, the Compensation Committee in conjunction with the input of the Company’s CEO, established a program of retention compensation for certain officers and employees of the Company, including the NEOs (the “Retention Awards”). The Committee determined it was in the best interest of the Company to provide Retention Awards to certain officers of the Company to minimize disruption to the business and operations of the Company during the transitional period as the Company identified a successor to the CEO and to ensure continuity of executive service during the transition. Each of Messrs. Reinland, DiLullo, Eames and Rogers, was awarded a retention award of RSUs with a fair market value of approximately $1,000,000 at target on the date of the grant and scheduled to vest 100% on November 1, 2018. In the case of Messrs. DiLullo and Rogers, the retention awards will vest 100% on November 1, 2018. Mr. Eames’ retention award was accelerated to vest 100% on November 1, 2017 in recognition of his long standing service to the Company and the critical importance of his role in the transition. Mr. Reinland’s award was accelerated to vest on May 1, 2018 in recognition of his long standing service and contributions to the Company and acknowledgement of his planned retirement.

In recognition of Mr. Reinland’s valuable contributions as the Company’s Executive Vice President and Chief Financial Officer during the transition to a new President and CEO and to ensure continuity of his executive service during such transition, the Committee also determined it was in the best interest of the Company to provide an additional long term incentive award of RSUs to Mr. Reinland. This incentive and recognition award was granted on May 1, 2017 with a fair market value of approximately $1,000,000 at target on the date of the grant and is scheduled to vest 100% on May 1, 2018.

Other Benefits and Perquisites

The Company’s executive officers participate in broad-based benefit plans that are available to other employees. The Company does not currently provide additional material perquisites for its executive officers.

Stock Ownership and Stock Holding Guidelines

The guidelines were established to promote a long-term perspective in managing the business, further align the interests of the executive officers and the Company’s shareholders, and reduce any incentive for excessive short-term risk taking. The guidelines provide for the following stock ownership:

President and Chief Executive Officer	5x base salary
All Other Executive Officers	2x base salary

Executive officers are required to achieve the ownership guidelines within three years after first being designated as an executive officer. Until the applicable guideline is achieved, the stock holding provisions require executive officers to retain a number of shares equal to not less than 20% of the Net Shares received as the result of the vesting of any RSUs. “Net Shares” are those shares that remain after shares are sold to pay withholding taxes. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises or under the Company’s Employee Stock Purchase Plan, shares obtained through grants of RSUs, and shares beneficially owned in a trust by a spouse and/or minor children. Shares owned by executive officers are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Derivatives Trading and Hedging Policy

Under the Company’s “Insider Trading Policy,” the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Each of the NEOs complied with this policy during fiscal year 2017 and has no Company securities pledged or in margin accounts. A copy of the Company’s “Insider Trading Policy” may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com.

How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation

Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the executives’ compensation is based on the Company achieving certain performance and financial targets. We do not have an exact formula for allocating between cash and equity compensation, but target total direct cash compensation (base salary plus the target bonus) of the executive officers other than Mr. McAdam is at or near the 50th percentile range of total cash compensation for comparable executive officers in the Peer Group Companies with some variability based upon tenure and broader operational responsibilities, and total direct compensation (cash and equity compensation) is between the 50th and 75th percentiles. This is consistent with the Company’s overall compensation philosophy of targeting approximately the 60th percentile in cash compensation for other employees of the Company.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), the federal income tax deduction for certain types of compensation paid to certain executive officers of publicly-held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. This limitation does not apply to certain compensation awards granted prior to November 3, 2017 that meet the transition requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). Although the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition rule thereunder, no assurances can be given, that compensation even if intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) of the Code would, in fact, do so. The tax legislation enacted in December 2017 will likely result in more executive compensation not being tax deductible by the Company.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee annually assesses the performance of, and recommends to the full Board of Directors base salary and incentive compensation for, the Company’s President and Chief Executive Officer. The Company’s President and Chief Executive Officer recommends to the Compensation Committee annual base salary and incentive compensation adjustments for the other executive officers.

Employment Contracts and Double-Trigger Change-of-Control Arrangements

In May 2009, after an extensive review process and in consultation with Willis Towers Watson and outside legal counsel, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the Company entering into change-of-control agreements with each of the executive officers (the “Change of Control Agreement”) (See “Potential Payments Upon Termination or Change of Control”). The Compensation Committee recognizes that the threat or possibility of an acquisition by another company or some other change of control event can be a distraction and believes that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued full attention and dedication of the NEOs notwithstanding the possibility, threat or occurrence of such an event. See the “2017 Potential Payments Upon Termination or Change of Control Table” for additional information regarding the potential payments and benefits that each NEO could receive under the change-of-control agreements. The change of control agreements feature a “double trigger” in that the executive officer will not receive the severance amount unless their employment is terminated under certain circumstance within two years after the change of control event. The RSU grant agreements issued to our NEOs provide that upon certain changes of control of the Company the vesting of outstanding and unvested RSUs will accelerate and the RSUs will become fully vested. We believe that the change-of-control provisions provide an additional tool for attracting and retaining key executive officers.

In addition to the foregoing, the Company provided Mr. Locoh-Donou with a written agreement providing that should the Company terminate Mr. Locoh-Donou without “Cause” as that term is defined in the Company’s standard form Change-of-Control agreement, or for “Good Reason” as described in his offer letter and further described in the section entitled “Potential Payments Upon Termination or Change of Control” below, it would pay him a severance amount equal to his first year salary and executive incentive compensation at target as well as the vesting of equity set to vest within the next six months following his termination or payment in lieu of such vest at the discretion of the Committee. Such payments are subject to Mr. Locoh-Donou’s resignation from the Board of Directors and compliance with a one-year non-competition agreement. There are currently no other written employment contracts with any of the NEOs. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. In recognition of an executive officer’s service and contributions to the Company’s success, the Company may enter into a separation agreement with an executive officer. These agreements also include other customary terms and conditions, such as releases, and may also require the former executive to provide certain transition services or covenants not to compete at the request of the Company.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officers in fiscal year 2017, (b) our Chief Financial Officer (the “CFO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal year 2017. These executive officers are collectively hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2017

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
François Locoh-Donou(1)	2017	$375,000	$800,000	(3)	$9,853,912	$ 463,353	$400,000	$11,892,265
President and Chief Executive Officer

John McAdam(2)	2017	$540,052	—		$4,956,735	$ 904,503	$ 2,794	$6,404,084
Director and Retired President and Chief Executive Officer	2016	$727,416	—		$3,187,550	$ 842,105	$35,907	$4,792,978
	2015	$718,386	—		$7,329,524	$1,121,009	$ 3,068	$9,171,987

Andrew Reinland	2017	$477,000	—		$4,807,327	$ 514,542	$ 7,194	$5,806,063
Executive VP and Chief	2016	$450,000	—		$2,923,267	$ 388,409	$ 4,200	$3,765,876
Financial Officer	2015	$401,990	—		$2,579,118	$ 356,849	$ 4,200	$3,342,157

John DiLullo	2017	$468,000	—		$2,687,685	$ 556,968	$ 4,400	$3,717,053
Executive VP of Worldwide Sales	2016	$361,068	—		$4,500,025	$ 407,590	$ 4,200	$5,272,883

Edward J. Eames	2017	$489,000	—		$3,807,237	$ 586,020	$ 4,400	$4,886,657
Executive VP of Business	2016	$461,000	—		$2,923,267	$ 442,115	$ 6,931	$3,833,313
Operations	2015	$426,885	—		$2,579,118	$ 378,947	$ 6,339	$3,391,289

Scot F. Rogers	2017	$442,000	—		$2,858,866	$ 319,012	$ 2,794	$3,622,672
Executive VP and General Counsel

(1)	Mr. Locoh-Donou joined the Company on April 3, 2017. His salary and Non-Equity Incentive Plan Compensation amounts reflect pro-rata payments for the period of April 3, 2017 through September 30, 2017. Mr. Locoh-Donou’s Stock Awards amount reflects the full value of his new hire awards.
(2)	Mr. McAdam served as the President, CEO and Director from October 1, 2016 to April 3, 2017, when he retired as President and CEO and continued his service as a Director. The salary amount for Mr. McAdam includes $30,000 for his service as a Director from April 3, 2017 through September 30, 2017 and the Stock Awards amount includes $250,054 attributable to an award issued to Mr. McAdam for his service as Director.
(3)	Mr. Locoh-Donou received a one-time $800,000 signing bonus as a part of his employment offer.
(4)	This column represents the aggregate grant date fair value of RSUs treated as granted to Named Executive Officers in the applicable year computed in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and determined as of the grant date under ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2017. Additional information about the RSUs appears in the Compensation Discussion and Analysis and in the Grants of Plan-Based Awards table and related narrative.
(5)	This column represents the total cash incentive bonus paid to the Named Executive Officers for fiscal year 2017 under the Incentive Plan. 70% of the cash incentive bonus is based on the Company achieving target revenue for each quarter, and 30% is based on the Company achieving target EBITDA for each quarter. In fiscal year 2017, the Company achieved 97.1% of the annual revenue target and 97.5% of the annual EBITDA target. As a result, the executive officers who participated for the four quarters in fiscal year 2017 earned 97.2% of their target cash incentive bonus in fiscal year 2017. For additional information, see footnote (3) of the Grants of Plan-Based Awards in Fiscal Year 2017 Table.

(6)	Items in the “All Other Compensation” column for fiscal year 2017 include $4,400 each in Company contributions to the 401(k) plan for Messrs. Reinland, DiLullo and Eames. This column also includes $2,794 for Messrs. McAdam, Reinland and Rogers representing amounts of tax gross ups due to the tax consequences of imputed income from trips attended by these Named Executive Officers to recognize employees. The tax gross ups are provided to all employees who attend the employee reward trips and are not preferential to the Named Executive Officers. The amount for Mr. Locoh-Donou is a one-time relocation payment as a part of his employment offer.
(7)	The Company did not provide any options for the applicable fiscal years and does not have a pension or nonqualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal Year 2017

				Estimated Possible Payouts Under Non-equity Incentive Plan Awards(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(12)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

François Locoh-Donou	5/1/2017	(1)(4)	4/28/2017	—	—	—	2,159	2,698(7)	5,397	74,648(11)	$9,853,913
		(2)	—	$390,000	$487,500	$975,000	—	—	—	—	—
John McAdam	8/1/2017	(1)	7/31/2017	—	—	—	—	—	—	2,064(8)	$250,054
	11/1/2016	(1)	10/28/2016	—	—	—	—	—	—	29,202(10)	$4,000,090
	10/20/2016	(1)(5)	10/20/2016	—	—	—	4,787	5,984	11,967	—	$706,592
		(2)	—	$1,003,600	$1,254,500	$2,509,000	—	—	—	—	—
Andrew Reinland	5/1/2017	(1)	4/28/2017	—	—	—	—	—	—	7,850(10)	$1,000,090
	11/1/2016	(1)(4)	10/28/2016	—	—	—	1,971	2,464	4,928	17,157(9)(10)	$2,687,685
	10/20/2016	(1)(5)	10/20/2016	—	—	—	7,584	9,481	18,961	—	$1,119,553
		(2)	—	$343,440	$429,300	$858,600	—	—	—	—	—
John DiLullo	11/1/2016	(1)(4)	10/28/2016	—	—	—	1,971	2,464	4,928	17,157(9)(10)	$2,687,685
		(2)	—	$374,400	$468,000	$936,000	—	—	—	—	—
Edward J. Eames	11/1/2016	(1)(4)	10/28/2016	—	—	—	1,971	2,464	4,928	17,157(9)(10)	$2,687,685
	10/20/2016	(1)(5)	10/20/2016	—	—	—	7,584	9,481	18,961	—	$1,119,553
		(2)	—	$391,200	$489,000	$978,000	—	—	—	—	—
Scot F. Rogers	11/1/2016	(1)(4)	10/28/2016	—	—	—	1,606	2,008	4,016	15,332(9)(10)	$2,375,199
	10/20/2016	(1)(5)	10/20/2016	—	—	—	3,277	4,096	8,192	—	$483,668
		(2)	—	$212,160	$265,200	$530,400	—	—	—	—	—

(1)	RSUs granted under the 2014 Incentive Plan. No options were granted to the Named Executive Officers in fiscal year 2017.
(2)	Represents the cash incentive bonus opportunity for fiscal year 2017 under the Incentive Plan. The cash incentive bonus opportunity for Mr. Locoh-Donou reflects a partial year incentive since he joined the Company on April 3, 2017. Mr. McAdam’s cash incentive bonus opportunity reflects a full year incentive although his later retirement as President and CEO during the year resulted in him being eligible for only a pro rata portion of the incentive set forth.
(3)	70% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 30% is based on the Company achieving target EBITDA for the quarter. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals with a maximum possible payout capped at 200%. For example, 85% of the possible cash incentive bonus will be paid for revenue or EBITDA at 85% of the applicable target. Similarly, 105% of the possible cash incentive bonus will be paid for revenue or EBITDA at 105% of the applicable target. However, results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. In fiscal year 2017, the quarterly revenue targets for purposes of the Incentive Plan were $517.0 million, $524.0 million, $541.0 million and $572.0 million, for an annual target of $2,154.0 million; and the quarterly EBITDA targets were $152.5 million, $150.8 million, $162.0 million and $183.1 million, for an annual target of $648.4 million. The actual cash incentive bonus earned for fiscal year 2017 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2017. Mr. McAdam’s cash incentive bonus was based on the first two quarters of fiscal year 2017 since he retired from employment as of April 3, 2017. Mr. Locoh-Donou’s cash incentive bonus was based on the last two quarters of fiscal year 2017 since he began employment as of April 3, 2017.
(4)	The Estimated Possible Payouts Under Equity Incentive Plan Awards is set forth for the first year performance portion of the annual equity awards issued in fiscal year 2017 (12.5% of the total annual equity awards issued in fiscal year 2017) (the “2017 Performance Award”). For Mr. Locoh-Donou’s May 1, 2017 equity award, set forth is two quarters of the first year performance portion (6.25% of the total equity award issued in fiscal year 2017) (the “Locoh-Donou CEO Performance Award”).
(5)	Represents (i) second year performance portion of the annual equity awards issued to Messrs. Eames and Reinland, in fiscal 2016 (12.5% of the total annual equity awards issued in fiscal year 2016) (the “2016 Performance Award”), (ii) third year performance portion of the annual equity awards issued to Messrs. Eames, Reinland and Rogers in fiscal 2015 (12.5% of the total annual equity awards issued in fiscal year 2015) (the “2015 Performance Award”), (iii) fourth year performance portion of the annual equity awards issued to Messrs. Reinland and Eames in fiscal 2014 (12.5% of the total annual equity awards issued in fiscal 2014) (the “2014 Performance Award”), (iv) the last quarter of the performance portion of the equity award issued to Mr. McAdam on February 1, 2016 (15% of the total equity award issued in fiscal 2016) (the “McAdam CEO Performance Award”) and (v) the last two quarters of the second year performance portion and the first two quarters of the third year performance portion of the equity award issued to Mr. Rogers on May 1, 2015 (12.5% of the total equity award issued in fiscal 2015) (the “Rogers 2015 Performance Award”), (together with the 2016 Performance Award, 2015 Performance Award, 2014 Performance Award, McAdam CEO Performance Award, Rogers 2015 Performance Award, collectively “Performance Awards”). Under ASC Topic 718, the Performance Awards are treated as grants in fiscal year 2017 as the applicable performance targets were set in fiscal year 2017.

(6)

The Performance Awards are subject to the same quarterly revenue and EBITDA goals set by the Board of Directors for the applicable periods in fiscal year 2017. The quarterly revenue targets for the fourth year performance portion of the 2014 Performance Award; third year performance portion of the 2015 Performance Award; second year performance portion of the 2016 Performance Award; first year performance portion of the 2017 Performance Award; and the last two quarters of the second year performance portion and the first two quarters of the third year performance portion of the Rogers 2015 Performance Award (based on the Company’s performance in the first through fourth quarters of fiscal year 2017) were $517.0 million, $524.0 million, $541.0 million and $572.0 million and the quarterly EBITDA targets were $152.5 million, $150.8 million, $162.0 million and $183.1 million. The quarterly revenue and EBITDA targets for the last quarter of the McAdam CEO

Performance Award (based on the Company’s performance in the first quarter of fiscal year 2017) were the same as the Company’s first quarter targets. The quarterly revenue and EBITDA targets for the first two quarters of the first year performance portion of the Locoh-Donou CEO Performance Award (based on the Company’s performance in the third and fourth quarters of fiscal year 2017) were the same as the Company’s third and fourth quarter targets. For the four quarters of fiscal year 2017, the Company achieved 99.8%, 98.9%, 95.7% and 94.1% of the quarterly revenue target and 99.2%, 100.0%, 94.7% and 96.1% of the quarterly EBITDA target. As a result, the Named Executive Officers earned 99.6%, 99.2%, 95.4% and 94.7% of the performance-based equity awards for the four quarters of fiscal year 2017, respectively.

70% of these Performance Awards are based on achieving at least 80% of the revenue goal and the other 30% is based on achieving at least 80% of the EBITDA goal. The Performance Awards, if any, are paid on a quarterly basis linearly above 80% of the targeted goals with a maximum possible payout capped at 200%. For example, if the Named Executive Officer’s 2017 Performance Award is 10,000 RSUs and the Performance Award for a quarter is paid out at 100%, the Named Executive Officer would receive 2,500 RSUs.

At least 100% of both goals must be attained in order for the Performance Awards to be awarded over 100%. Each goal is evaluated individually and subject to the 80% achievement threshold, 100% over-achievement threshold and achievement capped at 200% above target. If 90% of the revenue goal and 85% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 88.5%. If 90% of the revenue goal and 105% of the EBITDA is achieved, the EBITDA goal is capped at 100% and the performance award for that quarter is paid out at 93%. If 100% of the revenue goal and 120% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 106% since both goals were achieved at 100% or more. The threshold payout represents 80% of the applicable Performance Awards, the target payout represents 100% of the applicable Performance Awards and the maximum capped achievement represents 200% of the applicable target Performance Awards.

(7)	Concurrent with the award of 21,586 service-based RSUs, the Company granted Mr. Locoh-Donou an additional 21,586 RSUs that vest based on performance targets. The grant date fair value of equity incentive awards for accounting purposes as reported in the Grants of Plan-Based Awards in Fiscal Year 2017 Table is based on the closing price of the Common Stock on the applicable accounting grant date, which, in the case of the later tranches of the performance-based equity awards, is later than the date the Compensation Committee determines the number of shares underlying the annual awards to executives. Information regarding the performance awards is reported and described in footnotes (4) and (6) above.
(8)	Represents 100% of Mr. McAdam’s equity award received for his service on the Board of Directors and fully vests on the first business day prior to the annual shareholder meeting for fiscal year 2017 (to be held in 2018).
(9)	Represents the service-based 50% of the annual equity awards and 7,301 retention RSUs issued to each of Messrs. Reinland, DiLullo, Eames and Rogers in fiscal year 2017.
(10)	The annual equity awards issued in fiscal year 2017 vest in equal quarterly increments over four years, until such portion of the grant is fully vested on November 1, 2020. The 7,301 retention RSUs vest 100% on the second anniversary of their grant date except in connection with the retirement of Messrs. Eames and Reinland which accelerated vesting to November 1, 2017 and May 1, 2018, respectively. Mr. McAdam’s November 1, 2016 equity award was scheduled to vest in equal quarterly increments over one year or upon his retirement, if earlier. Mr. Reinland’s May 1, 2017 equity award vests 100% on the first anniversary of the grant date.
(11)	Includes 53,062 inducement awards and an additional 21,586 service-based RSUs. 7,850 inducement RSUs vests 25% on May 1, 2018 with the remaining 75% vesting in equal quarterly increments thereafter until such portion of the grant is fully vested on May 1, 2021; 45,212 inducement RSUs vests 33 1/3% on May 1, 2018 and the remaining 66 2/3% vests in eight equal quarterly increments thereafter until such portion of the grant is fully vested on May 1, 2020; and 21,586 service-based RSUs vests in sixteen equal quarterly increments until such portion of the grant is fully vested on May 1, 2021.
(12)	This column represents the aggregate grant date fair value of the RSUs treated as granted to Named Executive Officers in fiscal year 2017, computed in accordance with ASC Topic 718. The grant date fair value of the Performance Awards is calculated by multiplying the target payout number of RSUs by the closing price of the Common Stock on the applicable grant date, October 20, 2016 ($118.09), November 1, 2016 ($136.98), May 1, 2017 ($127.40) or August 1, 2017 ($121.15). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2017.

Outstanding Equity Awards at September 30, 2017

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
François Locoh-Donou	73,299(2)	$8,836,927	20,237(9)	$2,439,773
John McAdam(3)	2,064	$ 248,836	—	$ —
Andrew Reinland	34,274(4)	$4,132,073	19,123(10)	$2,305,469
John DiLullo	38,186(5)	$4,603,704	8,008(11)	$ 965,444
Edward J. Eames	26,424(6)	$3,185,677	19,123(10)	$2,305,469
Scot F. Rogers	22,509(7)	$2,713,685	14,316(12)	$1,725,937

(1)	No Named Executive Officer had options outstanding at September 30, 2017.
(2)	Comprised of the following new hire equity awards issued in fiscal year 2017: (i) 7,850 RSUs which vests 25% on May 1, 2018 and the remaining 75% vests in equal quarterly increments through May 1, 2021; (ii) 45,212 RSUs which vests 33 1/3% on May 1, 2018 and the remaining 66 2/3% vests in equal quarterly increments through May 1, 2020; (iii) 20,237 RSUs which vests in equal quarterly increments through May 1, 2021.
(3)	Represents an award issued on August 1, 2017 for Mr. McAdam’s service on the board of directors which vests 100% on the first business day prior to the date of the annual shareholder meeting for fiscal year 2017 (to be held in 2018). Mr. McAdam served as the President, CEO and Director from October 1, 2016 to April 3, 2017, when he retired as President and CEO and continued his service as a Director.
(4)	Comprised of the following equity awards: (i) 947 RSUs from the annual equity award issued in fiscal year 2014 which vests in equal quarterly increments through November 1, 2017; (ii) 3,304 RSUs from the annual equity award issued in fiscal year 2015 which vests in equal quarterly increments through November 1, 2018; (iii) 6,864 RSUs from the annual equity award issued in fiscal year 2016 which vests in equal quarterly increments through November 1, 2019; and (iv) 8,008 RSUs from the annual equity award issued in fiscal year 2017 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table. Also includes an award of 7,301 RSUs and 7,850 RSUs which vests 100% on May 1, 2018.
(5)	Comprised of the following equity awards: (i) 22,877 RSUs from Mr. DiLullo’s new hire award issued in fiscal year 2016 which vests 25% on November 1, 2016 and the remaining 75% vests in equal quarterly increments through November 1, 2019; (ii) 7,301 RSUs issued in fiscal 2017 which vests 100% on November 1, 2018; and (iii) 8,008 RSUs from the annual equity award issued in fiscal year 2017 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.
(6)	Comprised of the following equity awards: (i) 947 RSUs from the annual equity award issued in fiscal year 2014 which vests in equal quarterly increments through November 1, 2017; (ii) 3,304 RSUs from the annual equity award issued in fiscal year 2015 which vests in equal quarterly increments through November 1, 2018; (iii) 6,864 RSUs from the annual equity award issued in fiscal year 2016 which vests in equal quarterly increments through November 1, 2019; and (iv) 8,008 RSUs from the annual equity award issued in fiscal year 2017 as set forth in footnote (10) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table. Also includes an award of 7,301 RSUs which vests 100% on November 1, 2017.
(7)	Comprised of the following equity awards: (i) 892 RSUs from an award issued in fiscal year 2014 which vests 25% on May 1, 2015 and the remaining 75% vests in equal quarterly increments through May 1, 2018; (ii) 1,271 RSUs from the annual equity award issued in fiscal year 2015 which vest in equal quarterly increments through November 1, 2018; (iii) 1,435 RSUs from an award issued in fiscal year 2015 which vests in equal quarterly increments through May 1, 2019; (iv) 5,084 RSUs from the annual equity award issued in fiscal year 2016 which vest in equal quarterly increments through November 1, 2019; (v) 6,526 RSUs from the annual equity award issued in fiscal year 2017 as set forth in footnote (10) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table. Also includes an award of 7,301 RSUs which vests 100% on November 1, 2018.
(8)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($120.56) on September 29, 2017.

(9)	Mr. Locoh-Donou’s May 1, 2017 new hire equity award which vests in equal quarterly increments through May 1, 2021, subject to the Company achieving performance criteria and assuming target payout. The RSUs for which the performance criteria have not been established as of September 30, 2017 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(10)	Comprised of the following equity awards: (i) 947 RSUs from the annual equity award issued in fiscal year 2014 which vests in equal quarterly increments through November 1, 2017; (ii) 3,304 RSUs from the annual equity award issued in fiscal year 2015 which vests in equal quarterly increments through November 1, 2018; (iii) 6,864 RSUs from the annual equity award issued in fiscal year 2016 which vests in equal quarterly increments through November 1, 2019; and (iv) 8,008 RSUs from the annual equity award issued in fiscal year 2017 which vests in equal quarterly increments through November 1, 2020, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2014, 2015, 2016 and 2017 for which the performance criteria have not been established as of September 30, 2017 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(11)	Mr. DiLullo’s RSUs from the annual equity award issued in fiscal year 2017 which vests in equal quarterly increments through November 1, 2020, subject to the Company achieving performance criteria and assuming target payout. The RSUs for which the performance criteria have not been established as of September 30, 2017 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.
(12)	Comprised of the following equity awards: (i) 1,271 RSUs from the annual equity award issued in fiscal year 2015 which vests in equal quarterly increments through November 1, 2018; (ii) 1,435 RSUs from an award issued in fiscal year 2015 which vests in equal quarterly increments through May 1, 2019; (iii) 5,084 RSUs from the annual equity award issued in fiscal year 2016 which vests in equal quarterly increments through November 1, 2019; and (iv) 6,526 RSUs from the annual equity award issued in fiscal year 2017 which vests in equal quarterly increments through November 1, 2020, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2015, 2016 and 2017 for which the performance criteria have not been established as of September 30, 2017 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

Option Exercises and Stock Vested in Fiscal Year 2017

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
François Locoh-Donou	2,636	$ 319,351
John McAdam	82,031	$10,934,389
Andrew Reinland	24,262	$ 3,146,381
John DiLullo	21,453	$ 2,825,728
Edward J. Eames	24,262	$ 3,146,381
Scot F. Rogers	12,262	$ 1,580,283

(1)	There were no option exercises in fiscal year 2017.
(2)	Amounts reflect the closing price of the Common Stock on the day the stock award vested, multiplied by the number of shares.

Potential Payments Upon Termination or Change of Control

Each of our Named Executive Officers is an “at-will” employee, and his employment may be terminated at any time with or without cause.

The Company has entered into change of control agreements with Messrs. Locoh-Donou, Reinland, DiLullo, Eames and Rogers. These change of control agreements are “double trigger” agreements which provide a protection period of two years after a change of control during which the Named Executive Officer’s annual base salary and annual target incentive bonus cannot be reduced. In addition, each change of control agreement entitles the executive officer to severance benefits if his employment with the Company is terminated within two years after a change of control of the Company, unless such termination is (i) due to death or total disability, (ii) by the Company for cause, or (iii) by the executive officer without good reason. The amount of severance payable to Mr. Locoh-Donou will be equal to two times, and in the case of the other Named Executive Officers one times the sum of the executive officer’s (a) annual salary at the highest rate in effect in the 12 months preceding the change of control date and (b) highest annual target incentive bonus in effect in the 12 months preceding the change of control date. In addition, each Named Executive Officer will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs, and payment by the Company of premiums for health insurance benefit continuation for one year after termination of the Named Executive Officer’s employment, outplacement services for a period of up to 12 months with a cost to the Company of up to $25,000, and vesting of equity awards. The change of control agreements do not include a tax gross up payment provision. If payments under the change of control agreements or otherwise would subject a Named Executive Officer to the IRS parachute excise tax, the Company would then either (i) reduce the payments to the largest portion of the payments that would result in no portion of the payments being subject to the parachute excise tax or (ii) pay the full amount of such payments, whichever is better on an after-tax basis for the Named Executive Officer.

For purposes of the change of control agreements, a “change of control” is generally defined as (i) acquisition of beneficial ownership of at least 30% of our outstanding shares; (ii) the incumbent directors or those they approve cease to constitute a majority of the Board of Directors; (iii) a consummation of a reorganization, merger or consolidation unless, following such transaction: (A) more than 50% of the shares after the transaction are beneficially owned by persons who owned shares prior to the transaction in substantially the same proportions, (B) the incumbent Board members constitute more than 50% of the members of the Board, and (C) no person newly acquires beneficial ownership of at least 30% of the shares; (iv) the sale or other disposition of all or substantially all of our assets unless the conditions described above in (A), (B) and (C) are satisfied with respect to the entity which acquires such assets; or (v) our liquidation or dissolution. In addition, the RSU grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs will accelerate and such RSUs will become fully vested. Named Executive Officers held no outstanding options as of September 30, 2017. The following table sets forth an estimate of the payments and benefits that each Named Executive Officer, other than Mr. McAdam, would have received if a change of control of the Company occurred on September 30, 2017 and termination of employment occurred immediately thereafter.

2017 Potential Payments Upon Termination or Change of Control Table(1)

Name	Benefit	Change of Control ($)	Termination After Change of Control($)(4)

François Locoh-Donou	Severance Amount(2)	—	$3,450,000
	Prorated Target Bonus	—	$ 230,771
	Accelerated Vesting of RSUs(3)	$11,276,700	—
	Benefit coverage continuation	—	$ 25,904
	Outplacement services	—	$ 25,000

	Total	$11,276,700	$3,731,675

Andrew Reinland	Severance Amount(2)	—	$ 906,300
	Prorated Target Bonus	—	$ 101,610
	Accelerated Vesting of RSUs(3)	$6,437,542	—
	Benefit coverage continuation	—	$ 25,904
	Outplacement services	—	$ 25,000

	Total	$6,437,542	$1,058,814

John DiLullo	Severance Amount(2)	—	$ 936,000
	Prorated Target Bonus	—	$ 110,770
	Accelerated Vesting of RSUs(3)	$5,569,149	—
	Benefit coverage continuation	—	$ 25,904
	Outplacement services	—	$ 25,000

	Total	$5,569,149	$1,097,674

Edward J. Eames	Severance Amount(2)	—	$ 978,000
	Prorated Target Bonus	—	$ 108,058
	Accelerated Vesting of RSUs(3)	$5,491,146	—
	Benefit coverage continuation	—	$ 17,693
	Outplacement services	—	$ 25,000

	Total	$5,491,146	$1,128,751

Scot F. Rogers	Severance Amount(2)	—	$ 707,200
	Prorated Target Bonus	—	$ 62,770
	Accelerated Vesting of RSUs(3)	$4,439,622	—
	Benefit coverage continuation	—	$ 16,063
	Outplacement services	—	$ 25,000

	Total	$4,439,622	$ 811,033

(1)	Assumes termination or change in control occurred on September 30, 2017.
(2)	The Severance Amount is the product of (a) annual salary and annual target incentive bonus, times (b) two for Mr. Locoh-Donou and one for the other Named Executive Officers.
(3)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($120.56) on September 29, 2017.
(4)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the Named Executive Officers if terminated within two years after a change of control. Note that the acceleration of RSUs occurs upon a Change of Control regardless of whether employment is terminated and such acceleration is shown in the column “Change of Control.”

As discussed in the Compensation Discussion and Analysis, Mr. McAdam retired effective as of April 3, 2017 as CEO and continued to serve as a director of the Company. Upon a Change of Control on September 30, 2017, Mr. McAdams’s board grant in the amount of 2,064 outstanding RSUs would have immediately vested (valued at $248,836 based on the closing price of Common Stock as of September 29, 2017 ($120.56)).

Mr. Locoh-Donou’s employment will be at-will and if the Company terminates Mr. Locoh-Donou’s employment without cause or he terminates his employment for good reason as defined in his employment agreement, the Company will provide to Mr. Locoh-Donou: (1) an amount equal to his first year base salary and his executive cash incentive compensation calculated at target and (2) at the Company’s discretion, either (a) vesting of Mr. Locoh-Donou’s equity scheduled to vest in the six months following the termination date or (b) the payment of cash equal to the value of such equity as of the termination date. If on September 30, 2017 Mr. Locoh-Donou’s employment had been terminated without cause or he terminated his employment for good reason, he would have been paid severance of $1,725,000 and the RSUs scheduled to vest from October 1, 2017 through March 31, 2018 would at the Company’s discretion either vest or the Company would pay Mr. Locoh-Donou the cash value of such RSUs. 4,123 service-based RSUs would have vested in the six-month period following September 30, 2017 and 1,277 performance-based RSUs would have vested in the first three month period following September 30, 2017 and assuming target performance for the second three month period following September 30, 2017, an additional 1,348 performance-based RSUs would have vested (with such aggregate 6,748 RSUs valued at $813,539 based on the closing price of Common Stock as of September 29, 2017 ($120.56)). Such payments are all contingent on Mr. Locoh-Donou’s compliance with certain non-competition restrictions for a period of 12 months following termination of employment described in his offer letter and his execution and the effectiveness of an appropriate general release of claims. The term “cause” shall have the meaning as defined in the change of control agreement referenced above and “good reason” shall have the meaning as defined in his offer letter. In no case shall Mr. Locoh-Donou be entitled to termination payments under both the Offer Letter and the change of control agreement.

Report of the Audit Committee

The Audit Committee consists of four directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, located at http://www.f5.com/pdf/f5/f5-audit-committee-charter-2017.pdf.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2017, matters relating to the Company’s internal controls over financial reporting, and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended September 30, 2017 be included in our annual report on Form 10-K for 2017 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. The Board of Directors is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee:

Deborah L. Bevier Jonathan C. Chadwick, Chair Michael L. Dreyer Peter S. Klein

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2017 and 2016:

	Years Ended September 30,
Fee Category	2017	2016
Audit Fees	$2,169,973	$1,715,359
Audit-Related Fees	$148,253	$—
Tax Fees	$127,224	$215,705
All Other Fees	$5,400	$5,400

Total Fees	$2,450,850	$1,936,464

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and financial accounting and reporting standards, and other services related to registration statements and public offerings.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees. Consists of a software licensing fee.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal year 2017, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of non-audit services is and has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 8, 2018 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 8, 2018, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock Outstanding(2)
BlackRock, Inc.(3)	4,332,489	7.1%
55 East 52nd Street, New York, New York 10055
The Vanguard Group(4)	6,451,343	10.5%
100 Vanguard Blvd., Malvern, PA 19355
François Locoh-Donou(5)	4,293	*
John McAdam	66,953	*
Andrew Reinland(6)	17,783	*
John DiLullo(7)	8,699	*
Edward J. Eames(8)	12,999	*
Scot F. Rogers(9)	7,527	*
A. Gary Ames	11,613	*
Sandra E. Bergeron	9,160	*
Deborah L. Bevier	7,952	*
Jonathan C. Chadwick	8,769	*
Michael L. Dreyer	9,618	*
Alan J. Higginson	13,310	*
Peter S. Klein	4,872	*
Stephen M. Smith	9,160	*
All directors and executive officers as a group (17 people)(10)	190,307	*

*	less than 1%.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.
(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire beneficial ownership within 60 days after January 8, 2018. Except as otherwise noted, to the Company’s knowledge each person or entity has sole voting and investment power with respect to the shares shown.
(3)	As reported by BlackRock, Inc. in a Schedule 13G/A filed on January 24, 2017.
(4)	As reported by The Vanguard Group in a Schedule 13G/A filed on August 10, 2017.
(5)	Includes 2,774 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.
(6)	Includes 918 shares of Common Stock held by Mr. Reinland’s spouse, as to which Mr. Reinland disclaims beneficial ownership. Includes 2,686 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.
(7)	Includes 3,805 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.
(8)	As of the Form 4 filed on November 10, 2017. There are no shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018.
(9)	Includes 2,366 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.
(10)	Directors and executive officers as of January 8, 2018 so not reflecting shares owned by Mr. Eames who retired effective November 3, 2017. Includes 20,682 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 8, 2018. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2017 Table.

Equity Compensation Plan Information

The following table provides information as of September 30, 2017 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

			Column C
	Column A		Number of securities remaining available for future issuance
	Number of securities to be issued	Column B	under equity compensation plans (total securities
Plan Category	upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	authorized but unissued under the plans, less Column A)
Equity compensation plans approved by security holders(1)	1,496,698(2)	$ 3.68(3)	4,073,821(4)
Equity compensation plans not approved by security holders(5)	4,787	$ 2.75	—
Total	1,501,485	$ 3.18	4,073,821

(1)	Consists of the F5 Networks, Inc. Assumed Defense.Net, Inc. 2012 Stock Option and Grant Plan (the “Defense.net 2012 Plan”) and the F5 Networks, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). No additional options may be granted under the Defense.net 2012 Plan. As of the date of assumption of the Defense.net 2012 Plan, there were options to purchase 10,088 shares outstanding under the Defense.net 2012 Plan, with a weighted average exercise price of $3.68.
(2)	Includes 456 shares issuable upon exercise of outstanding options granted under the Defense.net 2012 Plan and 1,496,242 shares issuable upon vesting of outstanding RSUs granted under the 2014 Incentive Plan. Also included are performance based RSU awards reported as outstanding at maximum achievement — 200% of the target award.
(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, including performance based RSU awards, which have no exercise price.
(4)	Includes 1,127,476 shares reserved for issuance under the 2011 Employee Stock Purchase Plan (“ESPP Plan”).
(5)	Consists of the F5 Networks, Inc. Assumed Traffix Communication Systems Ltd. 2007 Israeli Employee Share Option Plan (the “Traffix 2007 Plan”), F5 Networks, Inc. Versafe Acquisition Equity Incentive Plan (the “Versafe Acquisition Plan”) and F5 Networks, Inc. Defense.Net Acquisition Equity Incentive Plan (the “Defense.net Acquisition Plan”). The material features of each of these equity compensation plans are set forth in Note 6 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2017. As of the date of assumption of the Traffix 2007 Plan, there were options to purchase 74,347 shares outstanding under the Traffix 2007 Plan, with a weighted average exercise price of $3.70. The Company terminated the Traffix 2007 Plan and the Versafe Acquisition Plan effective January 3, 2014 and no additional shares may be issued from those Plans. The Company terminated the Defense.net Acquisition Plan effective January 5, 2015 and no additional shares may be issued from this Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires each of the Company’s directors, executive officers, and beneficial owners of more than 10% of any class of equity securities of the Company registered under Section 12 of the Exchange Act to file reports of their ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all related Section 16(a) reports they file. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that all applicable Section 16(a) filing requirements related to transactions in Company securities were timely satisfied during fiscal year 2017, except that two sales of shares by Mr. DiLullo to cover taxes and one Form 4 filed on March 13, 2017 disclosing one grant of RSUs and one receipt of RSUs upon vesting by Mr. Smith were reported late because of inadvertent administrative errors.

PROPOSAL 1: ELECTION OF TEN DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of ten directors nominated by the Board of Directors to serve until the annual meeting of shareholders for fiscal year 2018, and until their successors are elected and qualified. The Board of Directors has unanimously nominated A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, John McAdam and Stephen M. Smith for election to the Board of Directors. The nominees indicated that they are willing and able to serve as directors. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. At the Annual Meeting, the proxies being solicited will be voted for no more than ten nominees.

Majority Vote Standard for Director Election

The Company’s Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in an uncontested election and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision. No director who fails to receive a majority vote in an uncontested election will participate in the Nominating and Corporate Governance Committee’s recommendation or Board of Directors’ decision about filling his or her office.

For additional information, the complete Bylaws are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors requests that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018. If the shareholders do not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our shareholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company is presenting this proposal which gives shareholders the opportunity to endorse or not endorse our executive compensation programs through an advisory vote for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve, on the advisory basis, the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement.”

•	As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” beginning at page 21, our executive compensation programs are designed to directly link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs have achieved these objectives and the Board of Directors urges shareholders to approve the compensation of our named executive officers by voting FOR the resolution set forth above. At the Annual Meeting for fiscal year 2016, over 88% of the votes cast supported the Company’s executive compensation resolution. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors:

The Company’s Strong Performance

•	Record annual revenue $2.1 billion, up 4.8% over fiscal year 2016.

•	Record cash flows from operations of $740 million.

•	Record GAAP net income of $420.8 million.

•	$600 million returned to shareholders through stock buybacks.

•	F5 was named a ‘Leader’ in Gartner’s Magic Quadrant for Web Application Firewalls.

•	For the second year in a row, F5 was named among America’s Most JUST Companies. This Forbes survey celebrating companies with company values that include transparency, worker pay and benefits, supply chain impact, community wellbeing, leadership, ethics, environmental impact and others.

•	CRN 2017 Security 100 included F5 among the top application security vendors.

•	Women of the Channel: F5 had five of its female channel leaders recognized in the honors program from CRN Magazine / The Channel Company celebrating women whose channel expertise and vision deserve recognition.

Compensation and Governance Programs

•	We emphasize pay for performance and correlate executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.

•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved.

•	Our compensation programs do not encourage excessive or unnecessary risks that could have a material adverse effect on the Company’s value or operating results.

•	We conduct an annual review of our executive compensation programs and utilize peer and survey group data to evaluate these programs and to ensure that they achieve the desired goals and objectives.

•	In fiscal 2013, we lengthened from three to four years the vesting period for the annual equity awards issued to the executive officers.

•	We have adopted stock ownership and stock holding guidelines for our executive officers to further ensure that the interests of the executive officers are aligned with those of our shareholders.

•	We have a policy which prohibits executive officers from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, executive officers are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

•	The shareholder advisory vote on executive compensation for fiscal year 2016 was approved by over 88% of the votes cast.

•	We believe the revenue and EBITDA targets used for the incentive compensation and performance-based equity awards programs are appropriate measurements for these programs as the Company’s ability to deliver consistent and strong financial performance is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team.

•	While the Compensation Committee believes that revenue and EBITDA targets continue to reflect metrics that drive the creation of shareholder value over time, the Committee also evaluates market conditions for executive compensation, shareholder feedback and the inputs of various proxy advisory services. In response to these various inputs, the Committee made changes to the long-term incentive program for fiscal year 2018 by adopting performance metrics for performance-based RSUs granted in fiscal year 2018 that are consistent with its executive compensation philosophy. However, the Committee continues to differentiate long-term incentive metrics from the short-term cash incentive program. More specifically, the Committee adopted a new set of metrics that are differentiated from the quarterly revenue and EBITDA measures, including:
o	annualized total Company revenue to continue the executive focus on revenue growth while incentivizing a longer-term view of that growth;
o	year-over-year growth in Company stand-alone software revenues to recognize and reward the Company’s shift to a more software focus; and
o	a relative total shareholder return component benchmarked against the S&P 500 to continue to align the compensation of the NEOs with shareholder return. In accordance with these longer term metrics, the Compensation Committee changed the vesting period for the fiscal year 2018 performance based RSUs to a four year annual vesting schedule.

•	We conduct a shareholder advisory vote on executive compensation on an annual basis and meet regularly with shareholders and analysts. The Committee believes that the results of last year’s vote where the proposal met with over 88% shareholder approval represents a high level of approval of the Company’s executive compensation plan.

As an advisory vote, this proposal is not binding on the Company. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION

TABLES AND THE RELATED DISCLOSURES

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR 2018

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2018 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our Common Stock in accordance with Rule 14a-8(b), to our principal executive offices in care of our Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on September 28, 2018. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition, the Company’s Bylaws provide that any shareholder intending to propose any nominations or other business at our annual meeting for fiscal year 2018 must provide advance notice and such advance notice must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, which in the case of the annual meeting for fiscal year 2018 would mean no earlier than November 15, 2018, and no later than December 15, 2018. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting, and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and any shareholder associated person, (C) the class and number of shares of the Company that are beneficially owned by the shareholder and any shareholder associated person, (D) any material interest of the shareholder or a shareholder associated person in such business, (E) a statement whether either such shareholder or any shareholder associated person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to be cast on the proposal or nomination required under applicable law to carry the proposal or to elect the director and (F) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act or the Company’s Bylaws, in such shareholder’s capacity as a proponent of a shareholder proposal. With respect to any shareholder nominees for director such notice shall include as to each person (a “nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivatives positions held or beneficially held by the nominee, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such nominee with respect to the Company’s securities, (E) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (F) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be) or the Company’s Bylaws.

The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Shareholder nominations for the Board of Directors must also meet the other notice and content requirements of the Company’s Bylaws.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal 2017 (the “2017 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2017 Annual Report and this Proxy Statement may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2017 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2017 Annual Report or this Proxy Statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is (206) 272-5555.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your broker, nominee or other holder of record to request information about householding.

By Order of the Board of Directors

Scot F. Rogers Secretary

Directions to the Annual Meeting of Shareholders of F5 Networks, Inc.

351 Elliott Avenue West

Seattle, Washington 98119

(206) 272-5555

From Interstate 5 North and South:

•	Exit at Mercer Street.

•	Continue onto Mercer Street for approximately 1.3 miles.

•	Turn left onto 4th Ave. W.

•	Turn right onto W. Harrison Street. Proceed straight to the underground parking garage.

From State Route 99 (Aurora Avenue) Southbound:

•	Exit 99 at Denny Way; take a right at the top of the ramp.

•	Follow Denny Way for approximately 1.5 miles; as you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

From State Route 99 (Aurora Avenue) Northbound:

•	Follow 99 across waterfront area; exit at Western Avenue.

•	Continue up Western Avenue which will run into Elliott Avenue West at Denny Way.

•	Proceed straight through the intersection at Denny Way and on to Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

Parking — 351 and 401 Elliott Avenue West, Seattle, WA 98119:

Parking will be provided at the 351 and 401 Elliott Avenue West entrance located at W. Harrison Street. To get to the parking garage follow the driving directions above to W. Harrison Street. Proceed through the turnaround and park in the underground garage. Follow the garage signs to the 351 Elliott Ave. West building elevator. Take the elevator up to the first floor to the conference room. Bring your parking ticket for validation.

                F5 NETWORKS, INC.

                351 ELLIOTT AVENUE WEST

                SEATTLE, WASHINGTON 98119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following ten Director Nominees:
1. Election of Directors
Nominees		For	Against	Abstain
1a. A. Gary Ames		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1b. Sandra E. Bergeron 1c. Deborah L. Bevier 1d. Jonathan C. Chadwick 1e. Michael L. Dreyer 1f. Alan J. Higginson 1g. Peter S. Klein 1h. François Locoh-Donou 1i. John McAdam 1j. Stephen M. Smith		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

2.  Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

3.  Advisory vote to approve the compensation of our named executive officers.

NOTE: This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

							☐ ☐	☐ ☐	☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report/10K are available at www.proxyvote.com

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F5 NETWORKS, INC. FISCAL YEAR 2017 ANNUAL MEETING OF SHAREHOLDERS March 15, 2018

The undersigned hereby appoints François Locoh-Donou and Scot F. Rogers (collectively, the “proxies”), and each of them, with full power of substitution, as proxies to vote at the annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year 2017, to be held on March 15, 2018 at 11:00 a.m., Pacific Time, at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO BE SIGNED ON REVERSE SIDE